Sensory Performance Technology, Inc
1,250,000 Shares of Common Stock
Minimum purchase:  40 Shares ($640.00)
We are offering a minimum of 625,000 shares
of common stock and a maximum of 1,250,000
shares of common stock on a ?best efforts?
basis. If $10,000,000 in subscriptions for
the shares (the ?Minimum Offering?) is not
deposited in escrow on or before December
31, 2016 (the ?Minimum Offering Period?),
all subscriptions will be refunded to
subscribers without deduction or interest.
Subscribers have no right to a return of
their funds during the Minimum Offering
Period.  If this minimum offering amount has
been deposited by December 31, 2016, the
offering may continue until the earlier of
January 31, 2017 (which date may be extended
at our option) or the date when all shares
have been sold. We reserve the right to
accept subscriptions for up to an additional
312,500 shares, for an additional $5,000,000
in gross proceeds.  See ?Plan of
Distribution? and ?Securities Being Offered?
for a description of our capital stock.
Generally, no sale may be made to you in
this offering if the aggregate purchase
price you pay is more than 10% of the
greater of your annual income or net worth.
Different rules apply to accredited
investors and non-natural persons. Before
making any representation that your
investment does not exceed applicable
thresholds, we encourage you to review Rule
251(d)(2)(i)(C) of Regulation A. For general
information on investing, we encourage you
to refer to www.investor.gov.
There is currently no trading market for our
common stock. We intend to apply to have our
shares of common stock approved for trading
on the OTCQX marketplace and expect to trade
under the symbol ?SPTX? upon the completion
of this offering.
These are speculative securities. Investing
in our shares involves significant risks.
You should purchase these securities only if
you can afford a complete loss of your
investment. See ?Risk Factors? beginning on
page 4.
Number of Shares
Price to Public	Underwriting discounts &
commissions (1)
Proceeds to issuer (2)
Per share:	1	$16.00	$0.00
	$16.00
Total Minimum:	625,000	$10,000,000
	$0.00	$10,000,000
Total Maximum:	1,250,000	$20,000,000
	$0.00	$20,000,000
(1)	We do not intend to use commissioned
sales agents or underwriters.
(2)	Does not include expenses of the
offering, including costs of Investor Escrow
Setup, Technology and Accountng Fee and
posting offering information on
StartEngine.com, estimated to be $1,367,187
and $2,734,375 for the minimum and maximum
offering amounts, respectively. See ?Plan of
Distribution.?
The United States Securities and Exchange
Commission does not pass upon the merits of
or give its approval to any securities
offered or the terms of the offering, nor
does it pass upon the accuracy or
completeness of any offering circular or
other solicitation materials. These
securities are offered pursuant to an
exemption from registration with the
Commission; however, the Commission has not
made an independent determination that the
securities offered are exempt from
registration.
We are providing the disclosure in the
format prescribed by Part II of Form 1-A.
26 East 12th Street, Linden, NJ 07036
P (646) 539-8926; www.sensorypt.com/dec.html
The date of this Offering Circular is July
15, 2016
?
TABLE OF CONTENTS
OFFERING SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	7
BUSINESS	8
PROPERTIES	26
MANAGEMENT?S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
	26
DIRECTORS, EXECUTIVE OFFICERS AND
SIGNIFICANT EMPLOYEES	28
COMPENSATION OF DIRECTORS AND EXECUTIVE
OFFICERS	30
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN
TRANSACTIONS	32
SECURITIES BEING OFFERED	33
PLAN OF DISTRIBUTION	36
FINANCIAL STATEMENTS	39

?
?
OFFERING SUMMARY
The following summary highlights selected
information contained in this offering
circular. This summary does not contain all
the information that may be important to
you. You should read the more detailed
information contained in this offering
circular, including, but not limited to, the
risk factors beginning on page 4.
References to ?we,? ?us,? ?our,? or the
?company? mean Sensory Performance
Technology.
Our Company
Sensory Performance Technology, Inc (or the
?Company?), is a research and development
tech company producing innovative and
patented wearable tech product solutions to
athletes,consumer, military, law enforcement
and medical industries worldwide. Our
flagship product, Eclipse? Goggles,
currently in high demand with some of the
most prominent names in professional sports,
is designed to improve sensory motor
reflexes and cognitive performance using
patented stroboscopic technology. In
addition to a vertical model of product
design, manufacturing and distribution, we
plan to create and distribute highly-
specialized content through our ?Online
Academy,? featuring instructional videos
from world-class training partners like
Accelerate Basketball, personal trainers to
National Basketball Association?s Most
Valuable Player of 2016 Steph Curry.
This Offering
Securities offered	Minimum of 625,000
shares of common stock ($10,000,000)
Maximum of 1,250,000 shares of common stock
($20,000,000) We reserve the right to accept
subscriptions for up to an additional
312,500 shares for up to an additional
$5,000,000.
Common stock outstanding before the offering
(1)
3,875,000 shares
Common stock outstanding after the offering
(1)
2,575,000 shares
Use of proceeds	The net proceeds of this
offering will be used to further develop,
market, distribute and oversee manufacturing
of the Eclipse googles, and develop products
and revenues using three additional
wearable-tech solutions leveraging other
intellectual property assets, and
instructional content for an online training
academy
Risk factors	Investing in our shares
involves a high degree of risk. As an
investor you should be able to bear a
complete loss of your investment. You should
carefully consider the information set forth
in the ?Risk Factors? section of this
offering circular.
(1)	Does not include any warrants to
purchase stock at a later date given to
StartEngine.com.
(2)	Assumes the sale of 1,250,000 shares.
If we accept subscriptions for an additional
312,500 shares, the number of shares
outstanding after the offering will be
2,262,500.


RISK FACTORS
An investment in our shares involves a high
degree of risk and many uncertainties. You
should carefully consider the specific
factors listed below, together with the
cautionary statement that follows this
section and the other information included
in this offering circular, before purchasing
our shares in this offering. If one or more
of the possibilities described as risks
below actually occur, our operating results
and financial condition would likely suffer
and the trading price, if any, of our shares
could fall, causing you to lose some or all
of your investment. The following is a
description of what we consider the key
challenges and material risks to our
business and an investment in our
securities.
Risks Related to our Business and Industry
We have a limited operating history and have
not yet generated any revenues.
Our limited operating history makes
evaluating the business and future prospects
difficult, and may increase the risk of your
investment. Sensory Performance Technology,
Inc was formed in January 2016 and we have
not yet begun producing or delivering our
first product. To date, we have no revenues.
We intend in the longer term to derive
substantial revenues from the sales of
Eclipse Goggles. Eclipse Goggles are in
development, and we do not expect to start
delivering to customers until the fourth
quarter of 2016 at the earliest. Eclipse
Goggles require significant investment prior
to commercial introduction, and may never be
successfully developed or commercially
successful.
It is anticipated that we will experience
losses prior to the launch of the Eclipse
Goggles.
We have no revenues and expect significant
increases in costs and expenses before
realizing forecasted revenues in six months
at the earliest. Though we have successfully
developed a commercially-accepted prototype
of Eclipse Goggles, there can be no
assurance that we will be commercially
successful.
Terms of subsequent financings may adversely
impact your investment.
We may have to engage in common equity,
debt, or preferred stock financing in the
future. Your rights and the value of your
investment in the common stock could be
reduced.  Interest on debt securities could
increase costs and negatively impacts
operating results. Preferred stock could be
issued in series from time to time with such
designation, rights, preferences, and
limitations as needed to raise capital.  The
terms of preferred stock could be more
advantageous to those investors than to the
holders of common stock. In addition, if we
need to raise more equity capital from the
sale of common stock, institutional or other
investors may negotiate terms at least as,
and possibly more, favorable than the terms
of your investment. Shares of common stock
which we sell could be sold into any market
which develops, which could adversely affect
the market price.
We face significant barriers in our attempt
to achieve speed-to-market-advantage with
the Eclipse? Goggles, and if we cannot
successfully overcome those barriers the
business will be negatively impacted.
Though we have a full production intent
prototype for our consumer-level model, we
are relying on the manufacturing
capabilities of subcontracted manufacturing
partners based in China, Taiwan and other
offshore locations. The design, manufacture
and distribution of new consumer products
into the retail industry has traditionally
been characterized by significant barriers
to entry, including large capital
requirements, investment costs of designing
and manufacturing products, long lead times
to bring products to market from the concept
and design stage, the need for specialized
design and development expertise, insurance
requirements and establishing a brand name
and image. As a product developer of
wearable technology, we face a variety of
added challenges to entry that a traditional
sporting goods company would not encounter
including educating the consumer on the
advantage of this new technology and the
proper use of it in highly-specific training
regimens, and unproven high-volume customer
demand for our wearable technology. We must
successfully overcome these barriers to be
successful.
Our success is dependent upon consumers?
willingness to adopt wearable training
technology.
If we cannot develop sufficient market
demand for stroboscopic technology, we will
not be successful. Factors that may
influence the acceptance of wearable
training technology include:
?	perceptions about stroboscopic goggles
quality, safety, design, performance and
cost;
?	perceptions about the ease or
difficulty of wearable training technology
and the successful adoption of training
regimens needed to produce desired results
with consumers,
?	the availability of alternative
wearable tech products utilizing similar
stroboscopic technology;
?	the challenge of competitors entering
the marketplace with a consumer product
before we do.
Demand in the consumer sporting goods
industry is highly volatile.
Volatility of demand in the sporting goods
industry may materially and adversely affect
our business prospects, operating results
and financial condition.  The markets in
which we will be competing have been subject
to considerable volatility in demand in
recent periods, with liquidations of
national chains redefining the industry.
After filing for bankruptcy on March 2,
2016, national sporting goods retailer
Sports Authority began the closing of 142
stores and two distribution centers in an
attempt to reorganize while looking for a
buyer. After conducting a sale process and
finding no suitable offers, Sports Authority
notified the court it would pursue a total
asset sale. Sports Authority?s closing
follows the announcement in mid-April that
going-out-of-business sales had begun at all
47 Sport Chalet stores in California,
Arizona and Nevada. Further industry
consolidation may be imminent. In December
2015, Cabela?s announced it had engaged
Guggenheim Securities LLC as its financial
advisor to explore strategic alternatives.
Our success is highly dependent on Ben
White, our founder and Chief Executive
Officer.
Ben White has been the driving force behind
the development of wearable training
technology and the company. The loss of his
services would have a material adverse
effect on our business. We have not obtained
any ?key man? insurance for Mr. White.
Risks Related to the Investment in our
Common Stock
The ownership of our preferred stock is
concentrated among existing executive
officers and directors.
Upon the sale of all of the shares offered
in this offering, our executive officers and
directors will continue to own beneficially,
in the aggregate, a vast majority of the
outstanding shares of preferred stock. As a
result, they will be able to exercise a
significant level of control over all
matters requiring shareholder approval,
including the election of directors,
amendments to our Articles of Incorporation,
and approval of significant corporate
transactions.
There currently is no public trading market
for our securities and an active market may
not develop or, if developed, be sustained.
If a public trading market does not develop,
you may not be able to sell any of your
securities.
There is currently no public trading market
for our common stock, and an active market
may not develop or be sustained. If an
active public trading market for our
securities does not develop or is not
sustained, it may be difficult or impossible
for you to resell your shares at any price.
Even if a public market does develop, the
market price could decline below the amount
you paid for your shares.
Our potential issuance of convertible notes
and warrants could substantially dilute the
interests of shareholders and depress the
market price for our common stock.
Though we have no debt at this time, the
possibility that we could be forced to
secure debt financing and/or issue
convertible notes and warrants exists.
Accordingly, these future issuances of
common stock could substantially dilute the
interests of our existing shareholders and
investors in this offering.
USE OF PROCEEDS
We estimate that, at a per share price of
$16.00, the net proceeds from the sale of
the 1,250,000 shares in this offering will
be approximately $17,265,250, after
deducting the estimated offering expenses of
approximately $2,734,750. If only the
minimum number of 625,000 shares is sold,
the net proceeds will be approximately
$8,632,625 after deducting estimated
offering expenses of $1,367,375.
The net proceeds of this offering will be
used primarily to fund the design,
development, prototyping, co-manufacturing,
marketing and distribution of our wearable
training technologies, beginning with our
flagship product, Eclipse Goggles, along
with the development and production of video
content for the online training academy.
This stage is anticipated to take four to
six months.
Accordingly, we expect to use the net
proceeds as follows:
Minimum Offering	Maximum Offering
Product Development & COGS???????..
.............................	Amount
$  4,500,000	Percentage
       52.1%		Amount
$ 9,000,000	Percentage
52.1%
Professional Fees?????????????.	1,500,000
17.4%		3,000,000	17.4%
Marketing?..................................
.........................	1,500,000
17.4%		3,000,000	17.4%
Working capital (1)
.............................................
...	1,132,625	  13.1%		    2,265,250
13.1%
TOTAL
.............................................
...............	$8,632,625	100.0%
	$17,265,250	100.0%

(1)	Working capital will be used for
salaries, prototyping and insurance,
equipment, travel, SGA and leases.
To the extent that we sell more than
1,250,000 shares, the additional net
proceeds will be used for working capital.
The foregoing information is an estimate
based on our current business plan. We may
find it necessary or advisable to re-
allocate portions of the net proceeds
reserved for one category to another, and we
will have broad discretion in doing so.
Pending these uses, we intend to invest the
net proceeds of this offering in short-term,
interest-bearing securities.
BUSINESS
Corporate Background and General Overview
Sensory Performance Technology, Inc. is
motivated by a mission to elevate the
performance of professional athletes,
military personnel, law enforcement officers
and medical professionals, corporate
executives and students worldwide through
the design, co-manufacture, and distribution
of groundbreaking patented wearable-tech
devices focused on challenging and training
the one aspect that controls the entire
body: the brain.
In a world where athletes tirelessly pursue
excellence, finding integrative ways to
advance their visual processing capabilities
has been a daunting problem. Intuitively,
they understand the eyes are the conduit to
the brain and physical motor reflexes depend
entirely on speed and span of recognition
(cognition). The Eclipse Goggles offer a
wearable technology solution to this
problem, increasing cognitive function in
the brain by simulating a stroboscopic
effect, thereby inducing visual stress
deprivation. After continuous exposure
through training, athletes learn how to
compensate for this sensory overload and
subsequently modify gaze behavior, making
visual information processing more
efficient.
About Eclipse Goggles
Eclipse Goggles are the latest phenomenon in
athletic sensory training. This technology
simulates a strobe light effect but in an
entirely different way. Unlike conventional
strobe lights, which emit bursts of flashing
lights (an invasive stimuli), Eclipse
Goggles do not emit any type of light
whatsoever. In fact, they produce a strobe-
like effect by momentarily blocking out
natural ambient light (a noninvasive
stimuli) in much the same way as blinking
does. By using LCD (Liquid Crystal Display)
lens technology, Eclipse Goggles have a
functionality of blocking ambient light by
electronically switching the lenses from
clear to opaque, much like shaded sun
glasses. There is no obtrusive light that
enters the eyes except natural daylight.
Eclipse Goggles are not unlike a flashing
image on a computer screen or video game in
terms of its potential risk of triggering
photosensitive epilepsy (seizures).
The next generation in elite athletic
training: Human sight and hearing are
profoundly diminished during intense
competitive action. As heartbeat and stress
levels increase, perceptions and fine motor
controls diminish. With a unique form of
training called ?temporal occlusion? these
effects can be overcome, and elite athletes
can train their visual and auditory
processing systems to improve performance.
Eclipse Goggles include visual-auditory
distraction control that provides the next
generation in elite athletic training.
Features and Options: Introducing the
Eclipse? dual-sensory stroboscopic glasses.
Since 2010, company Founder Ben White has
done pioneering work in stroboscopic vision
for elite performance training, designing a
next generation vision-training wearable
tech solution that can help any elite sports
trainer or aspiring athlete achieve their
mission. Featuring ruggedized construction
and dual-sensory technology, Eclipse Goggles
fit readily into any training regimen.
Checklist for a visual- auditory training
aid for elite athletes: Eclipse Goggles are
what?s needed in a next-generation product
to provide temporal occlusion for elite
sports performance training, incorporating
ideal features and characteristics:
?	Lightweight and comfortable, only 2 oz.
net weight
?	Ruggedized to withstand 40 C
temperatures and 7 g?s of force
?	Hermetically sealed to resist moisture
and sweat
?	Manufactured to quality standards AS
and ISO 9001
?	Two-channel distraction control (visual
and auditory)
?	Quickly and easily integrates with any
existing training protocols
?	Effective inside or outdoors, day or
night, all-seasons and all-weather
?	2-way data streaming via Wi-Fi
?	Auditory streaming via Bluetooth for
sound effects
?	Multiple units controlled through
secure iPad app
?	Individual units controlled through
secure iPhone/Android app
?	Programmable for individual needs or
preferences
?	Precise LCDs adjustable from 1 to 100
Hertz (flashes per second) at 1 Hertz
increments
?	Built-in rechargeable lithium-ion
battery
?	Completely wireless construction for
maximum convenience
?	Sleep button for instant pause or
resumption of training
?	Expandable for video logging, heart-
rate monitoring, and so on
?	Backed by exceptional 5-year warranty
Visual Distraction - Sensory Tech Strobe
Features
?	Visual distraction controlled by remote
control Bluetooth
?	10 levels of occlusion and single eye
strobe capabilities
?	As much as 20 percent greater opacity
than the market has experienced
?	Sweat resistant and anti-fog
Auditory Distraction - Sensory Tech Strobe
Features
?	Auditory distraction controlled by
remote control Bluetooth
?	Holophonic sound effects that immerse
the athletes in real life environments
?	Endless custom auditory applications
(crowd noise, cheering/booing, etc)
Bluetooth Control Unit Features
?	Apple and android remote control
platform downloadable apps
?	Standard pre-sets and unlimited custom
programs
?	Create an Athlete Profile for keeping a
progression log
?	Data Retrieval: Ability to review past
workouts and email directly to athlete
The competitive edge: Elite athletic
trainers are seeking any edge that can
increase performance. One promising area is
vision training, where decades of research
confirm that visual performance can be
enhanced with appropriate training. The
human eyes and ears have phenomenal
capabilities. But these abilities are
profoundly diminished by the Body Alarm
Reaction or BAR (?fight or flight?)
triggered by intense competitive action.
Intended to filter out irrelevant stimuli
during threatening situations, this response
can actually distort perceptions and
diminish performance.
A new generation of rugged, flexible and
portable sensory occlusion training:
Fortunately, the effects of BAR can be
overcome by a unique form of training called
?temporal occlusion? that exercises the
visual-auditory systems and forces the brain
to fill in missing sensory details. This
approach is based on more than 60 years of
scientific research in elite sports,
military, and law enforcement performance.
This research has proven that many key
components of perception can be enhanced
through this type of training.
The next generation of sports training:
Sensory Performance Technology has been a
pioneer in the field of sensory occlusion
training and has created a next generation
training aid called Eclipse Goggles. These
stroboscopic glasses contain active LCD
lenses and audio earplugs that increase
visual and auditory stress during any
training. This extra stress forces trainees
to visualize events taking place, even when
these events are temporarily obscured by the
LCD shutters and distracting sound effects.
The technology has been packaged in a highly
portable, ruggedized set of eyewear that
meets all the rigors of elite athletic
training. This product easily integrates
into any training protocol. Using it is as
simple as putting on a pair of sunglasses
and picking a tune on an iPod. While
research into the benefits of this approach
are ongoing, it has been endorsed by several
college and professional teams in different
sports. Both initial research and anecdotal
evidence confirm that it gets results. This
new technology represents the kind of
breakthrough that elite athletic trainers
are always seeking.
The amazing human visual and auditory
systems: About 80% of what we perceive comes
through the eyes. A highly complex organ,
the human eye contains roughly 13.7 million
photoreceptors, enabling us to detect 10
million colors and 500 shades of gray.
Though the eye muscles are tiny, they are
mighty. Milligram for milligram, the eye
muscles are the strongest and fastest in the
body. In an average day, these muscles move
about 100,000 times to bring objects into
sharp focus. A person would have to walk 50
miles a day to give his leg muscles that
much exercise.
When we look into the distance, the earth?s
surface curves out of sight about 3.1 miles
away. Yet from an elevated position, the
human eye can detect a single candle burning
30 miles away. Vision is the most far-
reaching sense available to any athlete.  If
the eyes are the pilots of our senses, the
ears are the co-pilots. The human auditory
system maintains a 360-degree surveillance
zone around the body, detecting sound
emerging from any direction. Packed into a
tiny space the size of a hazelnut, each ear
has enough electric circuits to provide
phone service for a good-sized city.  Each
ear provides a remarkable array of audio
functions including a directional
microphone, audio amplifier, impedance
transformer, spectrum analyzer, and
automatic gain control system.
The brain merges our binocular vision and 3D
hearing into an overall ?map? of the
surrounding environment. The inner ear also
provides balance. Tiny hairs inside three
semicircular canals sense movement in three
dimensions (yaw, pitch, and roll) and send
continuous signals to the brain, which
adjusts certain muscles to maintain our
balance. The brain processes all our sensory
inputs, merging the binocular signals from
our eyes and the 3D signals from our ears
into an overall ?map? of the surrounding
environment.
Intense action distorts perceptions: Despite
the amazing capabilities of human vision and
hearing, these systems do not always perform
at optimum levels. In fact, as stress and
heart beat levels increase, perceptions tend
to deteriorate. The single biggest threat to
seeing and hearing during intense
competitive action is the ?fight or flight?
response, known to modern researchers as
Body Alarm Reaction (BAR). The effects of
BAR has been studied by leading authorities
such as Dave Grossman, former Lieutenant
Colonel in the Army Rangers, Loren
Christensen, former police officer and
author and Optometrist Edward C. Godnig.
Godnig calls BAR ?an inevitable series of
neural and biochemical reactions,? noting
that one profound effect is a mental and
visual shift from focusing on nearby objects
to the wider environment, also known as
?tunnel vision.? He says athletes
experiencing BAR can lose their ability to
separate figure from ground and even get
confused about where they are on the playing
field.
Table 1: Perceptual Distortions Due to
Fight-or-Flight Response
Percent of police officers who admitted to
each effect (N=141)
85% Diminished sound (auditory exclusion)
80% Tunnel vision
72% Heightened visual clarity
65% Slow-motion time
51% Memory loss for some of the event
47% Memory loss for some of the subject?s
actions
40% Dissociation (detachment)
26% Intrusive, distracting thoughts
22% Memory distortions
16% Intensified sounds
16% Fast-motion time
Source: David Grossman & Loren Christensen,
?On Combat: The Psychology and Physiology of
Deadly Conflict
in War and in Peace?
Table 1 lists the many perceptual
distortions that BAR can cause during an
intense encounter, as reported by actual
police officers surveyed. Note that 4 out of
5 police officers reported ?tunnel vision?
or the narrowing of their perceptual field
to a small cone perhaps 18 inches in
diameter. Ironically, this loss of
peripheral vision happens just when these
officers need to be most acutely aware of
their surroundings. Even more (85%)
experience auditory exclusion: The over-
stressed brain chooses to rely on vision
alone, deliberately ?tuning out? all the
information provided by the ears.
Fortunately, elite performers can train
their eyes, ears, and brain to work together
for optimum performance even under highly
stressful conditions. For example, ice
skaters and ballet dancers learn to control
their gaze while doing quick spins to avoid
getting dizzy during a performance.  Any
other athlete can be trained to become more
aware of the perceptual effects from BAR and
how to minimize them. This conclusion has
been uncovered by decades of scientific
research.
The science behind ?temporal occlusion?
For more than 60 years, researchers have
worked to unlock the mysteries of the
senses? role in elite performance. More than
40 years ago, Jack A.  Adams proposed that
effective learning depends on the formation
of perceptual-motor feedback loops, which he
called ?the perceptual trace.?  Funded by
the National Science Foundation, researchers
at Saint Olaf College in Minnesota tested
his theory. They used strobe lights flashing
at 2, 4, 10, 15 and 20 times a second to
distract subjects from a task requiring
precise eye-hand coordination. Confirming
Adams, the more sensory feedback that
subjects received, the better they did. Even
more intriguing, performance improved at
faster strobe rates of 10, 15 and
20/seconds?but not at slower flashes at 2
and 5/ second. And the training worked best
at 15 flashes a second. The researchers
wondered, was this some kind of ?sweet
spot?? They suggested that for a perceptual
trace to form and performance to improve,
the kinesthetic feedback must be backed up
with reasonably precise visual information.
If that visual information was not precise?
because the flashes were too slow or fast?no
perceptual trace could be developed.   This
discovery was certainly intriguing, but how
could it be applied to sports?
Some earlier research provided a clue.
Drawing on research dating from 1952,
scientists in 1964 advanced the theory that
the brain has a ?rhythmic scanning
mechanism? running at about 100
milliseconds.  (This is very much like the
clock in every computer, which synchronizes
all the signals handled by the system to a
basic frequency.) If this was so,
researchers reasoned they could disrupt the
visual input for some interval up to 100
msec before any subjects ?start losing
temporal information at the neural level.?
Sure enough, experiments showed that
performance was significantly affected by
flicker-rate. Test results got worse from 0
to 9 flashes/second?the closest interval to
the brain?s hypothetical sampling rate?and
then improved again up to the fastest rate
they studied, 24/second.  Many questions
remained: If the brain has a ?sampling rate?
of 10 Hertz, how would it cope with training
exercises done at faster or slower rates?
Could we actually train the brain to form a
perceptual trace faster? And would that
improve any related visual or auditory
skills? Researchers from the world of high-
performance sports were already looking for
those answers.
The precedents in elite sports performance:
A recent study at the University of Montreal
showed that professional athletes have an
extraordinary ability to learn complex and
dynamic visual scenes, far better than
amateur?s athletes or non-athletes. The
researchers concluded, ?these remarkable
mental processing and learning abilities
should be acknowledged as critical elements
for world-class performance in sport.?  The
question is, how can elite trainers build on
these strengths to counter the effects of
BAR and develop true champions?
Past a certain threshold of sensory
distraction, trainees fill in any missing
details by instinct or experience. A recent
literature survey that compared elite
training methods for sports and military
touched on an intriguing technique that
provides a likely answer. First devised
during the 1960s, this is called ?temporal-
occlusion training.? It works by temporarily
blocking the view of the action, so the
trainee has to ?guess? what?s going to
happen. For example, in one study tennis
players watched film shot from the viewpoint
of a player on the court. Just as the
opposing player?s racket made contact with
the ball, the screen would go dark. The
player being trained had to decide where
their opponent?s shot was headed. With
training, the participants significantly
improved how quickly and accurately they
could predict the direction of an opponent?s
shot.
Further studies in temporal occlusion
followed, using various devices:
?	Film of baseball pitches and special
helmets that blocked the hitter?s vision as
he stepped onto the plate (Burroughs, 1984)
?	More filmed tennis shots (Williams et
al, 2002)
?	Near-life-size video intended to train
outfielders to play goalkeeper (Williams,
Ward, and Chapman, 2003)
In all cases, the athletes who practiced
using temporal occlusion improved their
accuracy, reaction time, or both. Even
though some critical information was hidden
from them during practice exercises, they
still managed to acquire a perceptual trace
that generated effective recall?some form of
?muscle memory??even when the occlusion was
removed.
What can we make of these findings? It
seemed that past a certain threshold of
sensory distraction, trainees could fill in
missing details by instinct or experience;
in effect, they learned how to visualize an
unfolding event by drawing on their previous
knowledge. In any event, this approach to
training seemed to work. And it wasn?t long
before the biggest name in sports took
notice.
These research findings prompted the biggest
name in sports performance, Nike, to release
an experimental set of stroboscopic training
glasses in 2011. Called the Vapor Strobe
Eyewear, these featured curved LCD shutter
lenses, re-chargeable battery, and plastic
frames with an elastic strap. The product
was light enough to be used in any sport
from basketball to golf. The company claimed
the glasses helped athletes improve their
focus, reaction time, balance, and
peripheral vision.  Anecdotal evidence on
the value of the glasses began to accumulate
from several winning sports teams:
?	Oregon Ducks college football team
trained with pre-production glasses for
several successful seasons, then won the
Rose Bowl in 2012 and the Fiesta Bowl in
2013
?	Green Bay Packers receiver Greg
Jennings reduced his incomplete passes from
8 per season to 3, saying the stroboscopic
glasses enabled him to ?see the ball a
little better and react quicker.?
?	Florida Junior Blades hockey team
trained with the Nike glasses and racked up
an impressive record of 100 wins with only
19 losses and 5 ties, plus league records
for most goals scored, fewest goals against,
and most short-handed goals.
Academic research into the benefits of this
vision training continues, mainly at Duke
University. Researchers there gave hundreds
of participants?varsity players and non-
athletes alike?both lab and field exercises
wearing the Nike glasses, followed up by
computerized visual testing. ?Results
revealed that stroboscopic training led to
significantly greater re-test improvement in
central visual field motion sensitivity and
transient attention abilities,? say the
researchers from Duke.  These benefits
appear to be ?relatively robust? since they
appeared after only two days of training,
affecting both varsity athletes and non-
athletes alike. ?Visual attention is a
critical ability for many domains, and even
a small increase can have profound effects,?
concluded the researchers. ?A small percent
improvement in motion perception and focused
attention may mean the world to an athlete
engaged in a competitive sport.?
Table 2 lists 12 discrete visual abilities,
and shows how these recent findings have
started to fill in the blanks where only
anecdotal evidence of the benefits of
stroboscopic training once existed.
Optometrist Godnig confirms that all these
visual skills?except for color vision?have a
?learned component? that ?can be trained to
improve.? And he says this is already
happening in the domain of sports, with
effective vision training now deployed by
many teams and campuses.
Table 2: Inventory of Visual Skills and
Training Results from Stroboscopic Glasses
That Provide Temporal Occlusion
Visual skill	Definition	Trainable
	Evidence
Central awareness	Maintaining awareness of
an object and the surrounding visual space
to avoid ?tunnel vision?
Yes
Confirmed by Duke University research
Color perception	Ability to distinguish
different colors (frequencies of light)
No
Determined by genes, disease, or injury
Depth perception	Judging the relative
distances between objects
Yes	Often reported anecdotally, now under
formal research
Eye-focusing flexibility	Adjusting focus on
objects at different distances
Yes	Often reported anecdotally, now under
formal research
Eye motility	Accurate eye tracking of a
moving object
Yes	Confirmed by Duke University research

Eye-hand-body coordination	Coordinated
activities such as aim and trigger control
Yes	Often reported anecdotally, now under
formal research
Fixation ability (gaze control)
Maintaining the gaze on a single object
Yes	Often reported anecdotally, now under
formal research
Peripheral vision
Maintaining awareness of peripheral events
Yes	Often reported anecdotally, now under
formal research
Speed of recognition
Recognizing an object quickly
Yes	Often reported anecdotally, now under
formal research
Visual acuity
(static and dynamic)	Determining detail
in a stationary (static) or moving object
(dynamic)
Yes	Often reported anecdotally, now under
formal research
Visual memory	Embedding new skills to
become fast and automatic
Yes
Confirmed by Duke University research
Visualization
Using the ?mind?s eye?  to anticipate where
a moving object is most likely located when
direct view is obscured
Yes	Often reported anecdotally, now under
formal research, an ideal visual skill to
exercise with strobe glasses
Sources: Edward C. Godnig, Duke University,
MJ Impulse
Note: Formal research with MJ Impulse strobe
glasses is underway, but not yet published
How Strobe Glasses Work: Eyes are similar to
a pair of synchronized cameras that
constantly receive visual information. All
information entering the eyes is converted
into signals, which are sent to the brain
for processing. We perceive images in the
brain, not in the eyes. The brain gives
instructions back to the eyes and also to
other parts of the body as a response to the
information it receives. The entire process
is done at unimaginable speed, but still
takes time. How fast and accurately can it
be done? Well, that is what makes a dramatic
difference in elite performance.
Strobe Technology: Accurate Static Visual
Acuity (Static Vision) is a fundamental
requirement for becoming an outstanding
athlete. It is said the minimum vision
requirement is 20/20. If an athlete has less
acuity than 20/20, it is recommended that it
be corrected to 20/20 or better before
beginning Dynamic Vision training. Dynamic
Visual Acuity (Dynamic Vision) is the
capability of distinguishing object(s)
whether the object is in motion, the
observer is in motion or both. The concept
of Sports Visual Acuity (Sports Vision) is
broad; as it includes every aspect of our
visual capabilities and encompasses the
mental features used in performing athletic
activities.
Basic Theory: It has been known many years
that the strobe effect helps improve Dynamic
Vision. When you see a moving object under
the strobe light, you can distinguish the
object image only when the strobe light
flashes. This means the visual information
entering the eyes is limited. In other
words, a continuous moving image is sliced
into multiple images. The brain has to
compute the given information and create
images during the blackout period to
compensate for the situation; this is
referred to as visualization. Considering
the fact that we see things in the brain,
not in the eyes, such a process is possible,
especially when trained.
Advantage: By limiting the amount of
information an athlete has available during
training, you expedite the development of
skill and enhance performance at a far
greater rate than traditional methods. As we
know that gaze control is critical to elite
athletic performance, the Eclipse Goggles
improve the speed and span of recognition as
well as their ability to discriminate
between meaningful visual cues. Now athletes
have the ability to work on both the
physical and cognitive aspects of their game
anywhere, at any time.
Proof of Concept
The benefits of stroboscopic technology were
explored by NASA as early as 2006, when it
was demonstrated that stroboscopic goggles
that simulate a strobe-lighting effect could
prevent the nauseating effects of space
sickness - and that of more down-to-Earth
travel.  Designed by Millard Reschke at JSC,
with George Ford and Jeffrey Somers at Wyle
Laboratories in Houston, the goggles were
honored at the Inventors' Luncheon 2006 at
NASA's Johnson Space Center in Houston,
Texas. Reschke came up with the idea for the
glasses after observing a particular
astronaut who had returned from a long stay
on Russia?s former space station, Mir. A
1981 study suggested that strobe lighting
might help with motion sickness, but it was
not clear why. Reschke?s team noticed that
the astronaut?s eyes darted back and forth
more than normal. The team suspected these
eye jitters ? known as square wave jerks ?
were helping to ?freeze? the moving visual
scene on his retina, protecting him from
space sickness. After Reschke observed a Mir
astronaut, he wondered whether strobe
lighting might also be freezing images on
the retina. So his team created glasses with
lenses made of LCD "shutters" that switch
from dark to clear very quickly, providing a
strobe effect. In a study published in
January 2006 through the National Institute
of Health , Reschke's team tested a pair of
the glasses. The LCD shutters allowed four
10-millisecond "flashes" of light to come
through each second. The subjects using the
glasses were able to endure simulated motion
sickness for the entire 30-minute duration
of the study - those without the goggles
lasted only 24 minutes on average.
Stroboscopic Research and Athletes: The
dynamic aspects of sports often place heavy
demands on visual processing. As such, an
important goal for sports training should be
to enhance visual abilities. Recent research
has suggested that training in a
stroboscopic  environment,  where  visual
experiences  alternate  between  visible
and  obscured, may provide  a means of
improving attentional and visual abilities
in athletes.  The study explored whether
stroboscopic training could impact
anticipatory timing?the ability to predict
where a moving stimulus will be at a
specific point in time. Anticipatory timing
is a critical skill for both sports and non-
sports activities, and thus finding training
improvements could have broad impacts.
Participants completed a pre-training
assessment that used a Bassin Anticipation
Timer to measure their abilities to
accurately predict the timing of a moving
visual stimulus. Immediately after this
initial assessment, the participants
completed training trials, but in one of two
conditions. Those in the Control condition
proceeded as before with no change. Those in
the Strobe condition completed the training
trials while wearing specialized eyewear
that had lenses that alternated between
transparent and opaque (rate of 100ms
visible to 150ms opaque). Post- training
assessments were administered immediately
after training, 10-minutes after training,
and 10-days after training. Compared to the
Control group, the Strobe  group was
significantly more accurate immediately
after training, was more likely to respond
early than to respond  late immediately
after training and 10 minutes later, and was
more consistent in their timing estimates
immediately  after training and 10 minutes
later.
Use of Stroboscopic Technology in Major
League Baseball: In the elite world of Major
League Baseball, teams who once shunned
prospects who wore glasses are now using
goggles to enhance player?s visual training
and cognitive reflexes.  Teams across
baseball are working with companies like
Neuroscouting to introduce vision and
reaction-time to their evaluation and
training processes.  ?Hitters have three
tenths of a second on a 90 mph pitch to make
a decision,? says Dr. Keith Smithson, the
Nationals? team optometrist and founding
shareholder in Sensory Performance
Technology, Inc. ?If we can buy a tenth in
there somewhere, we gain the ability to foul
it off if we were gonna miss it or put it in
play if we were gonna foul it off.?
Smithson uses a three-tiered approach to eye
care: He tests and corrects visual acuity
(the average major leaguer has 20?121?2
vision, and he?ll prescribe lenses for
anyone at or above 20?20); trains the seven
muscles around the eye to focus through
drills, both high and low tech; and tries to
improve visual processing, the communication
between the eyes and the brain. "It used to
be that we had the science but technology
hadn?t caught up,? says Smithson. ?Now we?re
starting to have the technology too.?
That?s one of the benefits of vision
training?unlike with a lifting program,
where an athlete might see a result only
after  several weeks of training, the
difference can show up after 15 minutes of
ocular workouts, so it?s easy to get players
to  buy in. As often as possible, Smithson
tries to incorporate vision training into
other exercises so it doesn?t even take up
extra time. Players wear strobe glasses that
blink cloudy and clear while sprinting or
catch Wiffle balls at random while doing
squats.
Use of Stroboscopic Technology in
Professional Hockey: Published research
proves that strobe glasses dramatically
improve the performance of professional
hockey players. Players who trained with
special eyewear that only allowed them to
see action intermittently showed significant
improvement in practice drills, according to
a Duke University study with the NHL's
Carolina Hurricanes.  Earlier research using
the stroboscopic eyewear during training
showed improved vision, visual attention,
and ability to anticipate the timing of
moving items. But the small pilot study with
Hurricanes players is the first to directly
explore whether those effects can improve
sports performance. Players who trained with
the strobe eyewear experienced an 18 percent
performance improvement in a series of on-
ice skill tests. A control group showed no
change.
In a study conducted through Duke
University, Stephen R. Mitroff collaborated
with Hurricanes athletic trainers and
strength and condition coaches Peter Friesen
and Doug Bennett to test players during the
team's 16-day pre-season training camp.
Eleven players completed the full study
wearing eyewear called the Nike SPARQ Vapor
Strobe. The athletes were randomly divided
into a five-player control group that
completed normal training and a six- player
strobe group that wore the eyewear once
daily during normal training. Each group
completed a performance assessment before
and after training. Forwards were asked to
perform a task that involved difficult
skating before taking shots on goal, and
defensemen were asked to skate in a circle
before completing long passes. ?That 18-
percent improvement for on-ice skills for
professional players is huge," Mitroff said.
"This is a dramatic improvement observed in
professional athletes."
Stroboscopic Technology Enhances Visual
Memory in Athletes: Sports often rely on the
ability to keep fleeting information in
memory (e.g., a basketball player making a
no-look pass must remember the locations of
his teammates and opponents), and any boost
in visual memory abilities could manifest in
improved performance. Previous research has
shown that intermittent, or stroboscopic,
visual training (i.e., practicing while only
experiencing snapshots of vision) can
enhance visual-motor control and visual
cognition, yet many questions remain
unanswered about the mechanisms that are
altered. Another study used a partial-report
memory paradigm to assess the possible
changes in visual memory following training
under stroboscopic conditions,  exploring
the impact of altering how visual
information is accumulated over time by
assessing how intermittent vision influences
memory retention. In comparison to the
control group, both stroboscopic groups
(immediate and delayed retest) revealed
enhanced retention of information in short-
term memory, leading to better recall at
longer stimulus-to-cue delays (640-2,560
ms).  These results demonstrate that
training under stroboscopic conditions has
the capacity to enhance some aspects of
visual memory, that these faculties
generalize beyond the specific tasks that
were trained, and that trained improvements
can be maintained for at least a day
Conclusion: After under- going stroboscopic
training, participants revealed an improved
ability to retain visual information in
short- term memory. Furthermore, this
improved ability was still present 24 h
later. While this is only one specific means
by which visual processing can adapt, it
indicates that stroboscopic training can
lead to general improvements in higher-
level visual cognition. More broadly, this
result advances the scientific study of
perceptual processing by providing an
example of generalized learning. As well,
this result informs athletic training by
suggesting that stroboscopic experiences
might be able to improve performance through
benefits in visual memory.
Improved Visual Cognition through
Stroboscopic Training: Humans have a
remarkable capacity to learn and  adapt, but
surprisingly little research has
demonstrated generalized learning in which
new  skills and strategies can be used
?exibly across a  range of tasks and
contexts. A study published in Frontiers of
Psychology examined whether generalized
learning could result from visual-motor
training under stroboscopic visual
conditions.  Individuals were assigned to
either an experimental condition that
trained with stroboscopic eyewear or to a
control condition that underwent identical
training with non-stroboscopic eyewear. The
training consisted of multiple sessions of
athletic activities during which
participants performed simple drills such as
throwing and catching. To determine if
training led to generalized benefits,
computerized measures were used to assess
perceptual and cognitive abilities on a
variety of tasks before and after training.
Computer-based assessments included measures
of visual sensitivity (central and
peripheral motion coherence thresholds),
transient spatial attention (a useful field
of view - dual task paradigm), and sustained
attention (multiple-object tracking).
Results revealed that stroboscopic training
led to significantly greater re-test
improvement in central visual field motion
sensitivity and transient attention
abilities. No training benefits were
observed for peripheral motion sensitivity
or peripheral transient attention abilities,
nor were benefits seen for sustained
attention during multiple- object tracking.
These findings suggest that stroboscopic
training can effectively improve some, but
not all aspects of visual perception and
attention.
Sensory Training Technology Takes Hold in
the NFL: A Duke University study confirms
stroboscopic technology offers improved
vision for elite professional athletes and
NFL players are turning to sensory
performance training to improve their vision
in an effort to up their game performance.
Green Bay Packers wide receiver Greg
Jennings has used that technology, boosted
by the use of the Nike Vapor Strobe eyewear
that features liquid-crystal display lenses
that cloud a player?s vision in 100-
millisecond patterns, forcing athletes to
more intensely focus on the main task at
hand: spying the quarterback, finding the
hole, spotting the open receiver or, in
Jennings? case, simply catching the ball.
?Your eyes are open to a level you are not
going to have them open to,? Jennings says.
?You are in tune to everything around you.?
Jennings says he didn?t need a study to know
his focus has increased on the field,
especially in difficult lighting situations.
?You wear those strobes and it gives you
that contrast and you see the ball a little
better,? he says. To get that extra focus in
games, practice offers a new wrinkle.
Jennings says one of his favorite drills is
to get ?like a bull in a ring and stand in
the middle? and have people around him
yelling ?ball? and firing a football or
tennis ball to him. With the strobes pumped
high, he must tune in, focusing on the ball.
And only the ball.
The Market
According to the latest report by the
National Sporting Goods Association,
consumer purchases of athletic and sports
equipment accounted for over $63 billion in
annual sales in 2014. Sensory Performance
Technology?s Eclipse? Stroboscopic Goggles
are superbly unique in that it crosses into
all sports categories, placing it right in
the center of this multi-billion dollar
athletic industry.
Market Analysis: Consumer sales of sporting
goods in the United States amounted to over
$63 BILLION in 2015. Athletic and sports
footwear made-up about $21 Billion.  Of the
brands sold about 25% were purchased in
sporting goods stores, making these stores
the most popular channel for the
distribution of sports equipment in the
United States. In the same year, sporting
goods store sales amounted to around $44
billion, the highest amount to-date and an
increase of $10 billion from 2006. During
the first two months of 2016, retail sales
at U.S. sporting goods stores rose 9 percent
over the same period in the previous year.
Sporting goods stores? revenue is
anticipated to grow at a rate of 2.9 percent
in 2016. Based on retail sales, the leading
U.S. sporting goods store chain is Dick?s
Sporting Goods, which generated sales of
over $6.2 billion. As of 2014, there are
over 620 Dick?s Sporting Goods stores across
the United States and the Pennsylvania-based
company announced gross profit of almost 2
billion U.S. dollars for the year. The
biggest sporting goods retailer in terms of
revenue, however, is Walmart, with 9.3
billion U.S. dollars in revenue from
sporting goods sales in 2013. In 2015, about
15% of all sporting goods are sold online
with an estimated 200 million U.S. citizens
shopping through mobile Internet and social
media networks reported iHumanMedia.com. The
sporting goods industry profit margins
generally run about 35% per item. Nike and
Adidas are also the market leaders amongst
sporting goods manufacturers with about 27.8
and 20 billion U.S. dollars in worldwide
revenue respectively. Other major sporting
goods manufacturers with at least 1.5
billion U.S. dollars in revenue are VF
Corp., Puma, Asics, Jarden, New Balance,
Quicksilver, Mizuno, Amer Sports and
Columbia Sportswear.
Changing Tastes and Seasonality Impact
Recoveries: The popularity of various sports
has changed in the last decade; running, gym
workouts and target shooting have increased
in popularity, while golf, in-line skating,
skateboarding, and cross-country skiing have
decreased according to a recent survey
conducted by the National Sporting Goods
Association (NSGA) . Participation in tackle
football among children has also fallen, as
safety concerns have been publicized. Among
teenagers, participation has dropped in most
activities over the past decade, with the
exception of aerobics, archery, walking,
equipment-based exercising, ice hockey and
kayaking. Additionally, women?s
participation in sports is driving much of
the growth in popular sports. As consumers?
tastes for sporting activities change,
expect a corresponding change in demand for
the associated equipment and gear. The
performance of national sports teams can
also have a significant effect on retail
sales in localized geographies. Double digit
regional sales increases can be seen
following national sporting events such as
the Superbowl and The World Series. This
coupled with the seasonality of various
sports are primary drivers of gross recovery
values for sporting goods. Retailers
stocking wide assortments of seasonal gear
must carefully manage inventory levels to
sales volumes to maximize value.
Facts and statistics on Wearable Technology:
The wearable tech industry will treble
inside the next five years ? with a whopping
245 million devices expected to ship in
2019. That?s according to CCS Insight?s
Wearables Forecast, Worldwide, 2015-2019 ,
which states that the shipments for 2015
will be around 84 million units. That?s a
growth in monetary value of 64 percent; from
$15 billion in 2015 to $25 billion in
2019.The global wearables market is expected
to reach a value of 19 billion U.S. dollars
in 2018, more than ten times its value five
years prior.   With all signs pointing to
wearable technology as the next big thing,
businesses need to have a game plan in place
to act on the competitive opportunity, while
taking note of the challenges, which include
consumers? apprehensions about security and
privacy. Still, 2014 was hailed by many tech
publications and experts as the ?Year of the
Wearable,? thus reflecting an explosion of
new wearable products, giant electronic
companies competing neck to neck with young,
crowd-funded startups and a very quick
market growth compared to previous years.
Businesses, military forces and medical
professionals have been using wearable
technology for decades, but the private
consumer market has only recently started to
feature items such as smart glasses, smart
watches, hearables, fitness and health
trackers or even smart jewelry and smart
fashion. Twenty percent of American adults
already own a wearable device and the
adoption rate ? on par with tablets in 2012
? is quickly expected to rise, according to
PwC?s Consumer Intelligence Series  ? The
Wearable Future report ? an extensive U.S.
research project that surveyed 1,000
consumers, wearable technology influencers
and business executives, as well as
monitored social media chatter, to explore
the technology?s impact on society and
business. 53 percent of millennials and 54
percent of early adopters say they are
excited about the future of wearable tech.
Among the top three potential benefits were
(1) improved safety: Ninety percent of
consumers expressed that the ability for
parents to keep children safe via wearable
technology is important. (2) Healthier
living: More than 80 percent of consumers
listed eating healthier, exercising smarter
and accessing more convenient medical care
as important benefits of wearable
technology. (3) Simplicity & ease of use:
Eighty-three of respondents cited
simplification and improved ease of
technology as a key benefit of wearable
technology.
Cost Analyses. Subject to further
determination based on strategic partnership
analysis, we are anticipating co-launching
two models of the Eclipse Goggles for the
consumer retail sporting goods market, a
basic model for the entry-level athlete
priced at $350 MSRP and a higher-end model
with more robust features for the serious
athlete priced at $450 MSRP. Our market
research with target end-users has
demonstrated that our forecasted retail
price is acceptable and reasonable in
comparison to popular ?performance
enhancing? sporting goods products in demand
by juvenile and adult consumers active in
both recreational and aspiring professional
sports across all disciplines, including
baseball bats at $399 , basketball shot
trainers at $349.99 , and football accuracy
training devices at $499.99
Market testing. Since 2014, we have been
beta-testing prototypes of Eclipse Googles
with elite professional athletes through
their training partners, including
Accelerate Basketball, with whom we?ve
executed a strategic partnership. Accelerate
Basketball is quickly becoming one of the
most detail oriented, skill development
facilities in the country. With over 40
clients from different teams within the NBA,
including Steph Curry of the Golden State
Warriors, Founder Brandon Payne is being
recognized as a trainer who takes good
players to elite levels. Implementing
different tactics and detailed skill
development protocols. The term
neuromuscular efficiency, which he uses
often, entails taking players outside of
their comfort zone and overloading their
system in order to improve play during
extreme pressure situations. Brandon and his
staff have partnered with Sensory
Performance Technology to not only expedite
the development of the most elite players
but to make such an effective form of
training the norm throughout the entire
basketball world. The Eclipse Goggles have
been extraordinarily well-received with
unsolicited testimonials citing their
effectiveness in enhancing athletic
performance by some of the worlds? most
celebrated professional athletes, featured
in some of the most reputable print and
television media outlets in the world.
Market traction: Perhaps the greatest
testimonial to the effectiveness of
stroboscopic goggles comes from National
Basketball Association?s Most Valuable
Player of 2016 Stephen Curry, who has been
training with the goggles through our
strategic partners Accelerate Basketball.
Interviewed in GQ Magazine in November of
2015 , Mr. Curry was quoted as crediting his
trainers at Accelerate Basketball for
?squeezing the extra juice out of his
natural skill set,? through tailor-made
techniques ?to shock your body, sensory
things?like, goggles that flash in your face
and obstruct your vision while you try to
make accurate passes.? A video by CSN Bay
Area of Mr. Curry using the Eclipse Goggles
was reported on by Business Insider
November 2015 and was distributed on news
sites across the web, potentially seen by
millions. In the accompanying article,
reporter Scott Davis credits ?Stephen
Curry's ridiculous ball-handling,? and his
?well known?insane shooting ability,? to his
custom workouts with the Eclipse Goggles
viewed in the video, where ?Curry is wearing
what appear to be vision-reducing goggles
(though that is simply a guess) while
dribbling a basketball and tossing a tennis
ball back and forth with a trainer.? The
video by CSN Bay Area of Mr. Curry working
out with the Eclipse Goggles was reported on
by Next Impulse Sports , and on Bleacher
Report , (with 287,000+ reads) where ?the
Warriors phenom showed off his ridiculous
skill during practice, catching a small ball
with one hand while dribbling a basketball
in the other and wearing goggles that
increase difficulty.? The video also made
its way to the popular Huffington Post ,
where Sports Editor Justin Block credited
Mr. Curry?s MVP-level plays to practice with
an ?entire arsenal of impossible-to-do
dribbling drills? adding a tennis ball and
some weird glasses (Eclipse Goggles) to the
mix. Research shows that women?s
participation in sports is driving much of
the growth in the sporting goods consumer
marketplace and the use in training of the
Eclipse Goggles by notable professional
woman athlete and former Olympian Cassidie
Cierra Burdick, basketball player for
Atlanta Dream of the Women's National
Basketball Association (WNBA), can be seen
on Accelerate Basketball?s Instagram page.
Unsolicited testimonials for the
effectiveness of the Eclipse Goggles
transcends Major League Basketball,
extending into the National Football League
(NFL). On November 11, 2015, Timothy Wright,
a tight end for the Detroit Lions, who has
also played for the New England Patriots,
where he won a Superbowl ring for his
contribution to the New England Patriots
victory in Super Bowl XLIX, February 2015
over the Seattle Seahawks, tweeted an unpaid
endorsement while wearing the Eclipse
Googles, crediting Sensory Performance
Technology and company President Oliver
Marmol for creating the future of sports
with the following: ?Wearing the Eclipse
Strobe Glasses. Big Respect to @OliMarmol
and @SensorySports for designing the
Future.?
Technological Advantage: The Eclipse Goggles
were featured in a story in ESPN The
Magazine's ?Ideas of the Year Issue -- a
look at the people, moves and moments that
changed sports in 2015.?  When asked in an
interview by reporter Sam Alipour what
?enabled you to elevate your game to another
level?? Mr. Curry cited strobe goggles as a
significant factor in his success with the
following quote: ?The drills I do are pretty
much what I've been working on these past
three or four years: like this drill where I
wear goggles with flashing lights that
obstruct my vision (while dribbling and
passing). Weird, random stuff. Those kinds
of sensory distractions are variables that
take my mind off the ball and sharpen the
brain, helping me neurologically. All of
that stuff helps me slow the game down.? The
National Monitor  did a more in-depth story
on the advantages of technology, including
strobe goggles, giving advantages to teams
like the Golden State Warriors, for whom Mr.
Curry plays. According to the report, the
Golden State Warriors, who last season won
the NBA Championship following a record-
making season, are among the league?s
leaders in adopting wearable technologies,
citing a story from the San Jose Mercury
News. The team makes wide use of a variety
of devices to track the health of their
players, based on their experience that such
tracking enables them to stay healthy and
avoid injuries. Mr. Curry practices his
ball-handling skills while wearing strobe
glasses (Eclipse Goggles) that cut his
peripheral vision, helping him improve his
reaction time and visual awareness. Indeed,
Eclipse Goggles appear to be the wearable-
technology training device of choice for Mr.
Curry, as reported in a story by Digital
Trends in November 2015 . For the Golden
State Warriors, the adaptation of wearable
technology may help to reduce the downtime
of players while making their time more
effective on and off the court. ?Some
players bring their own devices to practice.
Star point guard Stephen Curry was spotted
at practice wearing a pair of strobe glasses
(Eclipse Goggles) designed to enhance
reaction time and visual awareness.?
Target markets: Through strategic
partnerships, we will be co-distributing our
patented stroboscopic technology to
consumers across the world, selling
initially into the North American retailing
sporting goods market, which is highly
competitive, targeting national sporting
goods chains, both brick-and-mortar and
online retail portals. We have conducted
various market analyses with regard to our
wearable training techonology sales
forecasts, including cost analyses, consumer
profile, and cost comparisons to existing
wearable technology devices in the market,
market testing with high-profile celebrity
athletes and their trainers, and target
consumer markets.
Consumer Profile: Our target consumer is the
recreational and aspiring professional
athlete across all sports disciplines, with
a focus on the domestic U.S. Market.
According to Youth Sports Statistics, there
are 36,000,000 children aged 5-18 who play
organized sports each year; 66% of boys in
that age group play organized sports in or
out of school, and 52% of girls. Eighty-five
percent of those 36 million children
participating in organized sports are being
coached by their fathers.  An additional 15
million adults played organized sports in
the U.S. in 2014, with 5.2 million golfers,
3.6 million playing basketball, 1.3 million
tennis players, 1.1 million soccer players,
226,000 football players, and 12,000
softball players.
Sales and Service Model
Sales Model. The initial sales model of our
patented strobe training technology is based
on the distribution of the product through
national brick-and-mortar sporting goods and
general merchandise retailers, as well as
online retailing portals like Amazon, and
our website through our training academy.
Early market testing has demonstrated
acceptance and demand across broad consumer
demographics including age, gender, and
sport. Preliminary work with National Hockey
League (NHL) and the World Soccer
Association (FIFA) demonstrates a strong
global market opportunity for our wearable
technology, of exponentially greater value
than the American consumer retail
marketplace alone.
Market forecasts for our patented wearable
training technology are conservative and are
based on a percentage of penetration of
major national retailers in the United
States. Subject to change, selling two SKUS
priced at $400 and $500 MSRP, the revenue
model is built on the expectation of
delivering a case of 12 of each SKU to major
national sporting goods retailers every
month, for a total of 288 units being
shipped to each store per year, for
anticipated wholesale revenues of $64,800
per year per door, capturing just over
300,000 users in a 24 month period after
introduction, or .006% of the total market
of 52 million recreational adult and child
athletes in the U.S. The number of potential
athletes and sports participants across all
disciplines nationally and internationally,
as well as military, law enforcement,
medical, corporate executives and academia
markets, exponentially scales our
conservative forecasts. Our forecasted exit
of $3.3 billion in year 5 using an EBITDA
multiple of 5, with a plan to sell the
product technology and brand to a major
sporting goods brands like Under Armour,
does not take into account the development
of revenue generated from video content
developed for our Online Training Academy
with our Strategic Partners, Accelerate
Basketball, or the development of additional
products and revenues for the military,
medical, law enforcement and industrial
markets leveraging our other wearable tech
patents.
TOTAL POTENTIAL MARKET OF MAJOR RETAILERS
ONLY
 	 	Annual Units Store	Wholesale
Sales
Retailers-Mid Tier	# of Stores	288	 $
450.00
Macys	850	                     244,800
$               110,160,000
Dicks Sporting Goods	695
200,160 	 $                 90,072,000
Best Buy	1445	                     416,160
$               187,272,000
Kohls	1162	                     334,656
$               150,595,200
JC Penney	1,063
306,144 	 $               137,764,800
Dillards	297	                       85,536
	 $                 38,491,200
Staples	1364	                     392,832
$               176,774,400
Game Stop	4198	                  1,209,024
$               544,060,800
Foot Locker	2369
682,272 	 $               307,022,400
Belk	297	                       85,536
$                 38,491,200
Champs	547	                     157,536
$                 70,891,200
The Sports Authority	470
135,360 	 $                 60,912,000
Academy Sports	190
54,720 	 $                 24,624,000
Gander Mountain	154
44,352 	 $                 19,958,400
REI	138	                       39,744
$                 17,884,800
Walmart	4177	                  1,202,976
$               541,339,200
Target	1790	                     515,520
$               231,984,000
Totals	21,206	6,107,328	 $
2,748,297,600

Distribution: We are currently vetting
manufacturing, sales, and marketing
strategic partners who already have
placement of successful products in our
target retailers. It is our plan to contract
with an experienced third party to oversee
all operations, sales and distribution of
our wearable training technology to the
retail consumer marketplace, in order for
the Company to focus on developing
additional wearable tech solutions based on
our patented stroboscopic technology for
both military, medical, law enforcement and
academia markets. With a goal to achieve
speed-to-market advantage in this sector, we
have entered into a preliminary Operating
Agreement as a first step towards securing
this working relationship. We will be
supporting our strategic partners with a
robust commitment to national advertising,
in-store point of purchase display
marketing, and supporting training video
content on our online Academy, featuring
instructional videos from notable sports
training authorities and potentially
celebrity athlete endorsements.
Wholesale Revenue SKU Breakdown
Year	Total Potential Retailers	Store
Penetration	Number of Doors	Total
Units Shipped	Gross Sales Revenues
2016	15,101 	5%	755	217,454
	$48,927,240
2017	 	20%	3,020	869,818
	$195,708,960
2018	 	50%	7,551	2,174,544
	$489,272,400
2019	 	70%	10,571	3,044,362
	$684,981,360
2020**	 	80%	12,081	3,479,270
	$782,835,840
*Forecasts do not account for expansion of
SKU's from limited introduction, nor do they
account for additional revenue derived from
our online training academy. Potential
retailers represent major market sporting
goods retailers only and revenues do not
account for direct-to-consumer sales from
our website.
**2020 represents modest penetration of
international retailers (Australia, UK,
Brazil, etc)
Production Plan
All product development, prototyping,
manufacturing and quality control will be
managed through a strategic partnership with
an experienced high-profile technology
development company based in Silicon Valley,
with manufacturing facilities based in
Taiwan.
Manufacturing Facility. We do not own any
manufacturing facilities nor do we plan on
purchasing any equipment or leasing any
manufacturing facilities. We do not foresee
any outlies in capital expenditures in the
next five years for this purpose. We will be
subcontracting or licensing the
manufacturing, quality control and
distribution of our consumer wearable tech
product to strategic partners with valuable
relationships with offshore manufacturers of
high-end consumer electronics, designed to
our exacting specifications.
Sourcing. Sourcing of the components of our
wearable training technology will be managed
by subcontracted, design partners based in
Silicon Valley, with rigorous oversight for
quality control and reliability by company
Founder and Chief Technical Officer/CEO Ben
White.
Production Plan. Management is committed to
making Eclipse Goggles available to the
public as soon as six months after the
successful raising of capital through this
offering. We have been seriously engaged for
the last twelve months with the development
of consumer-ready prototypes, while vetting
subcontracted manufacturing partners
specializing in high-end wearable
technology, visiting their facilities both
domestically in California and offshore in
Taiwan, and securing detailed production
quotes based on the articulation of our
exact design specifications, while
simultaneously putting in place rigorous
quality control standards. We are currently
in discussion with potential strategic
partners who are currently manufacturing and
distributing a popular consumer sporting
goods product through targeted retail chains
like Dick?s Sporting Goods, to oversee our
proposed manufacturing in Taiwan, including
quality control, while also handling sales
and distribution including customs, duty and
brokerage through management of the supply
chain.
Intellectual Property
Patents. Sensory Performance Technology?s
Founder/CEO/CTO Ben White has applied for
and been granted the following patents for
Eclipse Goggles through the United States
Patent and Trademark Office
?	Dual?Sensory Eyewear Device: Utility
Patent Application Number 14/974,317, Dated
18?DEC?2015
?	Integrated Stroboscopic Eyewear For
Sensory Training: Provisional Patent
Application Number 62221600, Dated 21-SEP-
2015
Further, management believes they have
secured competitive advantage over and above
their patents in the following important
ways:
?	We have demonstrated that we are
several years ahead of the developing
competition in terms of our technology,
market acceptance, full-featured design and
manufacturing and distribution schedule.
?	Further, we have established a network
of elite celebrity athlete relationships
across all sports disciplines through
strategic partnerships with their athletic
trainers that is rarely seen among other
startups.
?	We believe we have already created
significant brand awareness and priceless
equity through the unsolicited testimonials
of the effectiveness of the Eclipse Goggles
by noted celebrity athletes published widely
in notable and prestigious media outlets
including ESPN, GQ, Business Insider, Time
Magazine, the Huffington Post, to name a
few.
Trademark and Trade Name. We have registered
the following with the United States Patent
and Trademark Office:
?	?SENSORY TECHNOLOGY? (the logo and the
name SENSORY TECHNOLOGY in stylized text) ?
Registered May 17, 2016, registration number
4,958,834.
?	?The New PED Performance Enhancement
Device? (name only) ? Registered September
16, 2014, registration number 4,605,111
Competition
In 2009, Nike introduced the Sensory branch
of Sparq Training to the market.  Nike Sparq
Sensory Training consisted primarily of two
products; the first being a large stationary
testing station which retailed at $80k and
the second being a pair of Vapor Strobe
Glasses that retailed at $300.  The market
quickly saw the value in training with
strobe glasses as they were introduced to
the scientific research.  The effectiveness
of this style of training became very
apparent however there was a lack of
enthusiasm and a limited market for an $80k
testing system. Nike unveiled their strobes
through a soft launch exposing some of their
endorsed athletes to their product. This
specific model of strobe glasses were unable
to withstand the rigors of sport and had
some technical shortcomings, namely they
were extremely fragile and would often
short-circuit when athletes would perspire.
Nike's strobe glasses were aesthetically
marketable but lacked durability. This has
resulted in the dismantling of the Sensory
Department within Nike.  Since then, several
members of the former Nike team have come
together to create a new team separate from
Nike. This new partnership is know as
Senaptec. Our attorneys served Senaptec with
a Cease & Desist order in the first quarter
of 2016 after we were notified they were
using images of NBA MVP Steph Curry training
with our glasses. Senaptec?s attorneys
admitted wrongdoing and immediately removed
images of our goggles on their website and
collateral.
Our competitive advantage: Our company
shareholders include key personnel like Dr.
Keith Smithson, top sports optometrist in
the country if not the world, who works one-
on-one with premiere athletes in all
disciplnes across the U.S. In addition the
company President and founding partner
Oliver Marmol, is a former MLB baseball
player and is currently the youngest Manager
in history to manage a minor league baseball
team for the St. Louis Cardinals. Mr. Marmol
has been introducing the Eclipse Goggles to
professional athletes and training them in
the benefits of stroboscopic technology for
the last year with remarkable and
demonstrable success. Understanding that
adoption of our technology by celebrity
athletes earns our pricless market traction
and invaluable publicity, we have entered
into a strategic partnership with Accelerate
Basketball, the leading training facility in
the U.S. for aspiring as well as
accomplished professional athletes. As a
result of our team, we work directly with
athletes.
We expect competition in our industry to
intensify in the future in light of
increased demand for wearable technology,
continuing globalization and consolidation
in the worldwide sporting goods industry.
Factors affecting competition include
product quality and features, innovation and
development time, pricing, reliability, and
perceived safety. Increased competition may
lead to lower unit sales and increased
inventory, which may result in a further
downward price pressure and adversely affect
our business, financial condition, operating
results and prospects. Our ability to
successfully compete in our industry will be
fundamental to our future success in
existing and new markets and our market
share. There can be no assurances that we
will be able to compete successfully in our
markets. If our competitors introduce new
stroboscopic goggles that compete with or
surpass the quality, price or performance of
our technology, we may be unable to satisfy
existing customers or attract new customers
at the prices and levels that would allow us
to generate attractive rates of return on
our investment. Increased competition could
result in price reductions and revenue
shortfalls, loss of customers and loss of
market share, which could harm our business,
prospects, financial condition and operating
results.
Research and Development
The cost of research and development is
estimated to be $1,600,000 accrued over the
last seven years, prior to the forming of
Sensory Performance Technology, Inc., and
has been significantly borne by Ben White,
company Founder and CEO. Mr. White has
assigned the intellectual property rights to
the Company for the use of his patented
technology in the development of our
wearable training solutions.
Employees
As of June 15, 2016, we have no full-time
and no part-time employees. All of the work
currently being conducted on behalf of
Sensory Performance Technology, Inc is being
done by its founding shareholder partners in
the form of sweat equity. All other work
related to the formulation of our
corporation, including financial
forecasting, marketing development and legal
responsibilities has been provided by
current shareholders in the company in the
capacity of independent contractors.
Legal Proceedings
There are no legal proceedings material to
our business or financial condition pending
and, to the best of our knowledge, there are
no such legal proceedings contemplated or
threatened.
PROPERTIES
Our principal office is located at 26 East
12th Street, Linden, NJ 07036, which is the
personal residence of company Founder and
CEO Ben White. It is our plan to secure
company offices with the funds gained from
this Offering.
MANAGEMENT?S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
Since our incorporation in January 2016, we
have been engaged primarily in developing
the design of the consumer model of the
Eclipse Goggles and developing strategic
partnerships to bring them to market. We
have also focused on introducing them to
celebrity athletes through their trainers to
validate our concept and advance brand
equity, achieving major successes in a
relatively short period of time. We are
considered to be a startup company, since we
are devoting substantially all of our
efforts to establishing our business and
planned principal operations have not
commenced.  We completed the initial design
of the Eclipse Goggles in 2014, producing a
limited number of expensive prototypes,
which we have been distributing to celebrity
professional athletes in basketball,
baseball, football and soccer through their
trainers for use on a temporary basis. We
have aggressively been vetting sourcing,
manufacturing and marketing partners with
demonstrated experience in the consumer
sporting goods marketplace and are in the
preliminary agreement phase at this time.
Operating Results
We have not yet generated any revenues and
do not anticipate doing so until fourth
quarter 2016 at the earliest.
Operating expenses for the six months ended
July 30, 2016 have been borne entirely out-
of-pocket by the current shareholders in
exchange for shareholder interest in the
company.
Liquidity and Capital Resources
As of July 20, 2016 we had cash on hand of
$10,000 with no current working capital
deficit. There are no outstanding notes,
loans, warrants, or liens or liabilities of
any kind on any assets of the company.
Plan of Operations
Much of the prototyping of our consumer
model of Eclipse Goggles has been completed,
and we are finalizing our production and
quality control strategic partnerships with
manufactures based in Taiwan and Silicon
Valley, CA., which supports our milestone of
retail availability of our product 4th
quarter 2016.  To date, approximately $1.6
million has been invested in research and
development and the production of prototypes
by company Founder Ben White. We are now
seeking $10 million in funding from this
Regulation A offering to fund the
production, marketing and distribution costs
of our consumer model and the online
training academy platform to support their
successful introduction into the
marketplace. We do not anticipate raising
additional funds in the next 12 months.
DIRECTORS, EXECUTIVE OFFICERS AND
SIGNIFICANT EMPLOYEES
Our directors, executive officers and
significant employees, and their ages as of
July 15, 2016 are as follows:
Name	Position	Age	Term of Office
Executive Officers: Ben White
Chairman and Chief Executive Officer
53
January 2016
Oliver Marmol	Chief Operating Officer	29
	January 2016
Kim Lavine	Chief Financial Officer
	January 2016
All of our executive officers and
significant employees work full-time for us.
There are no family relationships between
any director, executive officer or
significant employee. During the past five
years, none of the persons identified above
has been involved in any bankruptcy or
insolvency proceeding or convicted in a
criminal proceeding, excluding traffic
violations and other minor offenses.
Executive Officers
Ben White ? CEO, CTO: Mr. White is the
Founder and Chief Executive Officer of
Sensory Performance Technology Inc. He holds
a Bachelor's Degree in Metaphysical Science
and leads the companies Research and
Development team which includes industry
experts and University partners. His
professional career in Neuro/Biofeedback
technology and its applications in peak
performance training began in the late 90?s
and by 2002; he received board accreditation
from The National Registry of Neurofeedback
Providers as a Certified Neurofeedback
Associate. In 2004, The Institute of Neuro
Learning designated Mr. White as Master
Sensory Integration Specialist and in that
same year he was selected as a finalist in
the Charles B. Benenson Entrepreneur of the
Year Award, presented by Project Enterprise.
Oliver Marmol ? President: Mr. Marmol was
originally drafted by the St. Louis
Cardinals from the College of Charleston. He
was a 6th Round pick for the Cardinals in
the 2007 MLB draft as a shortstop. In 2010
he was brought on staff to finish the season
as a hitting coach. In 2012 he was named the
youngest manger in all of Professional
Baseball. A short year later Marmol lead his
team, the State College Spikes, to a
Division Championship. Later that year
Marmol was named the 2013 winner of the
George Kissell Award. This prestigious award
has been presented annually since 1995 to a
member of the St. Louis Cardinals Minor
League staff who exhibits excellence in
player development.
Kim Lavine - Vice President Marketing:
Identified as America?s expert on
inspirational business advice, critically-
acclaimed bestselling author Kim Lavine has
transformed the lives of millions through
her appearances on the Today Show, Rachel
Ray, Good Morning America, NBC & ABC news,
CNN, CNBC, FOX, NPR, Oprah & Friends Radio
Network, and features in USA Today, Country
Living, Guideposts, Inc, Business Week,
Entrepreneur, Women's World, and Forbes, to
name a few.  Her startup bible MOMMY
MILLIONAIRE was called by Publisher?s Weekly
in a Starred Review, ?A top-notch, how-to
guide on launching a business.?a rare gem.?
Based on Lavine?s personal journey, the
nonfiction bestseller chronicles her story
of taking her simple consumer product into
almost every major retail chain in America
within two years, while recruiting world-
class talent to work for her company.
Significant Shareholders
Keith Smithson ? Director of Sports Vision ?
Optometry: Mr. Smithson is a graduate of the
University of Delaware and Pennsylvania
College of Optometry. He is one of the most
sought after sports vision specialist for
his work with athletes in the NHL, NBA, MLB,
WNBA and MLS. He serves as the Optometrist
for over 10 Pro teams including the
Washington Wizards, Washington Nationals and
DC United. Smithson has also served as a
sports vision consultant for the Baltimore
Ravens, Washington Freedom, Washington
Mystics and Nike. He has been written about
in several large publications including ESPN
and Sports Illustrated. Dr. Smithson is a
member of the Sports Vision section of the
American Optometric Association and the
Virginia Optometric Association.
Christopher M. Chambers ? Director of Sports
Shooting Markets: Mr. Chambers is a graduate
of the U.S. Military Academy at West Point
(BS, Engineering) and the Wharton School of
Business (MBA, Finance & Multinational
Management). Mr. Chambers was a key leader
in Laser Shot, Inc. (A Simulation Technology
Company), where he served in various
positions including President, Chief
Development Officer (CDO), and Vice
President for Corporate Strategy and
Business Development. The company
experienced a tripling of annual revenue (to
$27 M), with additional contract backlog of
$21M profit, and numerous new product
offerings during his leadership tenure.
Throughout his half decade at Laser Shot,
Mr. Chambers chose to retain direct
responsibility for all Business Development
activity, booking many high impact contracts
and subcontracts worth dozens of millions of
dollars including two DOD Programs-of-Record
worth over $54 Million.
COMPENSATION OF DIRECTORS AND EXECUTIVE
OFFICERS
The following table sets forth information
about the annual compensation of each of our
three highest paid persons who were
executive officers or directors during our
last completed fiscal year.
Capacities in which compensation	Cash
compensation	Other compensation	Total
compensation
Name	was received	($)	($)	($)
Ben White	Chief Executive Officer	0	-0-
	0
Oliver Marmol	Chief Operating Officer	0
	-0-	0
Kim Lavine	Chief Financial Officer	0
	-0-	0
Compensation of Directors
We do not compensate our directors for
attendance at meetings. We reimburse our
officers and directors for reasonable
expenses incurred during the course of their
performance. We have no long-term incentive
plans.
Future Compensation
Compensation to be paid to the three
individuals listed in the table above for
the next fiscal year subsequent to our
capital raise is as follows: Ben White -
$250,000 annual salary, Oliver Marmol -
$180,000 annual salary, Kim Lavine -
$180,000 annual salary.
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
SECURITY HOLDERS
Set forth below is information regarding the
beneficial ownership of our preferred and
common stock, as of July 20, 2016 by (i)
each person whom we know owned,
beneficially, more than 10% of the
outstanding shares of our common stock, and
(ii) all of the current directors and
executive officers as a group. We believe
that, except as otherwise noted below, each
named beneficial owner has sole voting and
investment power with respect to the shares
listed. Unless otherwise indicated herein,
beneficial ownership is determined in
accordance with the rules of the Securities
and Exchange Commission, and includes voting
or investment power with respect to shares
beneficially owned.
Common Stock
Name & Address of benefical owner (1)
	Amount of nature of beneficial
ownership (2)	Amount and nature of
beneficial acquireable	Percent of class
(3)
Ben White	1,000,000	0	20%
Oliver Marmol	125,000	0	.025%
Kim Lavine	50,000	0	.01%


(1)	The address of those listed is C/O
Sensory Performance Technology, Inc. 26 East
12th Street, Linden, NJ 07036
(2)	Unless otherwise indicated, all shares
are owned directly by the beneficial owner.
(3)	Based on 5 million shares outstanding
prior to this offering.
Preferred Stock
Name & Address of benefical owner (1)
	Amount of nature of beneficial
ownership (2)	Amount and nature of
beneficial acquireable	Percent of class
(3)
Ben White	250	0	25%
Oliver Marmol	125	0	12.50%
Kim Lavine	50	0	5%
(1)	The address of those listed is C/O
Sensory Performance Technology, Inc. 26 East
12th Street, Linden, NJ 07036
(2)	Unless otherwise indicated, all shares
are owned directly by the beneficial owner.
(3)	Based on 1,000 shares outstanding prior
to this offering.
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN
TRANSACTIONS
Ben White
The intellectual property of our wearable
training technology was developed by Founder
and CEO Ben White. Ben White assigned all
rights to the intellectual property to the
Company, valued at $20,000,000, in exchange
for $1,000,000 cash and 250 shares of
preferred stock and 1,000,000 shares of
common stock in the Company in July 2016 and
for his services in forming and organizing
Sensory Performance Technology, Inc.
Future Transactions
All future affiliated transactions will be
made or entered into on terms that are no
less favorable to us than those that can be
obtained from any unaffiliated third party.
A majority of the independent, disinterested
members of our board of directors will
approve future affiliated transactions, and
we will maintain at least two independent
directors on our board of directors to
review all material transactions with
affiliates.?
SECURITIES BEING OFFERED
Our authorized capital stock consists of
5,000,000 shares of common stock, no par
value, and 1,000 shares of preferred stock,
no par value. As of July 15, 2016, we had
3,825,000 shares of common stock and 575
shares of preferred stock outstanding.
The following is a summary of the rights of
our capital stock as provided in our
articles of incorporation and bylaws. For
more detailed information, please see our
articles of incorporation and bylaws, which
have been filed as exhibits to the offering
statement of which this offering circular is
a part.
Common Stock
Voting Rights. The holders of the preferred
stock are entitled to one vote for each
share held of record on all matters
submitted to a vote of the shareholders.
Delaware law provides for cumulative voting
for the election of directors. As a result,
any shareholder may cumulate his or her
votes by casting them all for any one
director nominee or by distributing them
among two or more nominees. This may make it
easier for minority shareholders to elect a
director.
Dividends. Subject to preferences that may
be granted to any then outstanding preferred
stock, holders of common stock are entitled
to receive ratably such dividends as may be
declared by the board of directors out of
funds legally available therefor as well as
any distributions to the shareholders. The
payment of dividends on the common stock
will be a business decision to be made by
our board of directors from time to time
based upon results of our operations and our
financial condition and any other factors
that our board of directors considers
relevant.  Payment of dividends on the
common stock may be restricted by loan
agreements, indentures and other
transactions entered into by us from time to
time.
Liquidation Rights. In the event of our
liquidation, dissolution or winding up,
holders of common stock are entitled to
share ratably in all of our assets remaining
after payment of liabilities and the
liquidation preference of any then
outstanding preferred stock.
Absence of Other Rights or Assessments.
Holders of common stock have no
preferential, preemptive, conversion or
exchange rights. There are no redemption or
sinking fund provisions applicable to the
common stock. When issued in accordance with
our articles of incorporation and law,
shares of our common stock are fully paid
and not liable to further calls or
assessment by us.
Preferred Stock
Our board of directors is authorized by our
articles of incorporation to establish
classes or series of preferred stock and fix
the designation, powers, preferences and
rights of the shares of each such class or
series and the qualifications, limitations
or restrictions thereof without any further
vote or action by our shareholders. Any
shares of preferred stock so issued would
have priority over our common stock with
respect to dividend or liquidation rights.
Any future issuance of preferred stock may
have the effect of delaying, deferring or
preventing a change in our control without
further action by our shareholders and may
adversely affect the voting and other rights
of the holders of our common stock. At
present we have no plans to issue any
additional shares of preferred stock or to
adopt any new series, preferences or other
classification of preferred stock.
The issuance of shares of preferred stock,
or the issuance of rights to purchase such
shares, could be used to discourage an
unsolicited acquisition proposal. For
instance, the issuance of a series of
preferred stock might impede a business
combination by including class voting rights
that would enable a holder to block such a
transaction. In addition, under certain
circumstances, the issuance of preferred
stock could adversely affect the voting
power of holders of our common stock.
Although our board of directors is required
to make any determination to issue preferred
stock based on its judgment as to the best
interests of our shareholders, our board
could act in a manner that would discourage
an acquisition attempt or other transaction
that some, or a majority, of our
shareholders might believe to be in their
best interests or in which such shareholders
might receive a premium for their stock over
the then market price of such stock. Our
board presently does not intend to seek
shareholder approval prior to the issuance
of currently authorized stock, unless
otherwise required by law or applicable
stock exchange rules.
Certain Anti-takeover Effects
General. Certain provisions of our articles
of incorporation, our bylaws, and Delaware
law may have an anti-takeover effect and may
delay or prevent a tender offer or other
acquisition transaction that a shareholder
might consider to be in his or her best
interest. The summary of the provisions of
our articles, bylaws and Arizona law set
forth below does not purport to be complete
and is qualified in its entirety by
reference to our articles, bylaws and
Arizona law.
Special Meetings of Shareholders. Our bylaws
provide that, except as required by law,
special meetings of shareholders may be
called by a majority of our Board of
Directors, the Chairman of the Board, the
President, or shareholders who hold in the
aggregate at least 25% of the voting power
of the outstanding capital stock of the
Company (?Requesting Shareholders?).
Requesting Shareholders must meet certain
qualifications and must submit a written
request to our Corporate Secretary,
containing the information required by our
bylaws. A request for a special meeting made
by Requesting Shareholders may be rejected
if (1) a meeting of shareholders that
included an identical or substantially
similar item of business, as determined in
good faith by our Board of Directors, was
held not more than 90 days before our
Corporate Secretary received the request;
(2) our Board of Directors has called or
calls for a meeting of shareholders to be
held within 90 days after our Corporate
Secretary receives the request and our Board
of Directors determines in good faith that
the business to be conducted at such meeting
includes similar business to that stated in
the request; or (3) the request relates to
an item of business that is not a proper
subject for shareholder action under, or
involves a violation of, applicable law.
Shareholder Proposals and Director
Nominations. A shareholder can submit
shareholder proposals and nominate
candidates for election to our Board of
Directors in connection with our annual
meeting if he or she follows the advance
notice and other relevant provisions set
forth in our bylaws. With respect to
director nominations at an annual meeting,
shareholders must submit written notice to
our Corporate Secretary at least 180 days
prior to the date of the meeting. With
respect to shareholder proposals to bring
other business before the annual meeting,
shareholders must submit a written notice to
our Corporate Secretary not fewer than 90
nor more than 120 days prior to the first
anniversary of the date of our previous
year?s annual meeting of shareholders.
However, if we have changed the date of the
annual meeting by more than 30 days from the
anniversary date of the previous year?s
annual meeting, the written notice must be
submitted no earlier than 120 days before
the annual meeting and not later than 90
days before the annual meeting or ten days
after the day we make public the date of the
annual meeting.
A shareholder must also comply with all
applicable laws in proposing business to be
conducted and in nominating directors. The
notice provisions of the bylaws do not
affect rights of shareholders to request
inclusion of proposals in our proxy
statement pursuant to Rule 14a-8 of the
Exchange Act.
Amendment to Articles of Incorporation and
Bylaws. Both the Board of Directors and the
shareholders must approve amendments to an
Arizona corporation?s articles of
incorporation, except that the Board of
Directors may adopt specified ministerial
amendments without shareholder approval.
Unless the articles of incorporation,
Arizona law or the Board of Directors would
require a greater vote or unless the
articles of incorporation or Arizona law
would require a different quorum, the vote
required by each voting group allowed or
required to vote on the amendment would be:
?	a majority of the votes entitled to be
cast by the voting group, if the amendment
would create dissenters? rights for that
voting group; and
?	in any other case, if a quorum is
present in person or by proxy consisting of
a majority of the votes entitled to be cast
on the matter by the voting group, the votes
cast by the voting group in favor of the
amendment must exceed the votes cast against
the amendment by the voting group.
 The Board of Directors may amend or repeal
the corporation?s bylaws unless either: (1)
the articles or applicable law reserves this
power exclusively to shareholders in whole
or in part or (2) the shareholders in
amending or repealing a particular bylaws
provide expressly that the Board may not
amend or repeal that bylaw. An Delaware
corporation?s shareholders may amend or
repeal the corporation?s bylaws even though
they may also be amended or repealed by the
Board of Directors. Our bylaws may not be
amended or repealed without the vote of a
majority of the Board of Directors then in
office or the affirmative vote of a majority
of votes cast on the matter at a meeting of
shareholders.
Transfer Agent and Registrar
VStock Transfer, LLC, 18 Lafayette Place,
Woodmere, New York 11598 is the transfer
agent and registrant for our common stock.
PLAN OF DISTRIBUTION
We are offering a minimum of 625,000 shares
of common stock and a maximum of 1,250,000
shares of common stock on a ?best efforts?
basis. If $10,000,000 in subscriptions for
the shares (the ?Minimum Offering?) is not
deposited in escrow on or before December
31, 2016 (the ?Minimum Offering Period?),
all subscriptions will be refunded to
subscribers without deduction or interest.
Subscribers have no right to a return of
their funds during the Minimum Offering
Period.  If this minimum offering amount has
been deposited by December 31, 2016, the
offering may continue until the earlier of
March 31, 2016 (which date may be extended
at our option) or the date when all shares
have been sold. We reserve the right to
accept subscriptions for up to an additional
312,500 shares, for an additional $5,000,000
in gross proceeds (the ?Over-Subscription
Option?).
We are not selling the shares through
commissioned sales agents or underwriters.
We will use our existing website,
www.sensorypt.com, to provide notification
of the offering. Persons who desire
information will be directed to
https://www.startengine.com/startup/eclipse-
goggles, a website owned and operated by an
unaffiliated third party that provides
technology support to issuers engaging in
equity crowdfunding efforts.  We will pay
StartEngine Crowdfunding, Inc. $50 per
investor in cash and warrants to purchase
shares of our common stock at $16 per share
equal to the cash compensation. The warrants
are exercisable for a period of three years
from the final closing date of this
offering.
This Offering Circular will be furnished to
prospective investors via download 24 hours
per day, 7 days per week on the
startengine.com website.
The startengine.com website will be the
exclusive means by which prospective
investors may subscribe in this offering.
All prospective investors who submitted non-
binding indications of interest (?Interest
Holders?) will be given the first
opportunity to purchase shares, which will
be the seven- business-day period commencing
upon the qualification of this offering by
the Securities and Exchange Commission (SEC)
(the ?Initial Offering Period?). All
Interest Holders have received and will
continue to receive a series of
comprehensive educational emails explaining
the entire process and procedures for
subscribing in the offering and ?what to
expect? on the startengine.com website. Upon
qualification by the SEC, the email strategy
will be supported with a press release to
general and financial media, plus social
media post on Sensory Performance Tech
sites. During the Initial Offering Period,
Interest Holders will be able to log into
the startengine.com website using their
credentials (username and password)
established during the reservation process,
and a button will appear that simply states
?Invest? in Sensory Performance Technology.
Accordingly, persons who are not Interest
Holders will not be able to log into the
website. They will be permitted to leave
their email addresses on a ?waiting list?
and will be notified if an opportunity to
invest arises.
Once the ?Invest? button is clicked,
Interest Holders will again be given a
comprehensive overview of the process and
procedures, which will require an e-
signature. Interest Holders will then begin
a user friendly process of establishing
their personal and financial identity,
selecting the number of shares to be
purchased and how payment will be made, and
executing subscription agreements. Once
complete all purchasers will be emailed a
confirmation.
If by the end of the seven-business-day
period, we receive subscriptions for more
shares than the 1,250,000 being offered, we
will reduce proportionately all
subscriptions received in excess of the $640
minimum purchase. If 1,250,000 shares have
not been sold during the initial seven-
business-day period, the shares will be
offered to the general public. Those on the
waiting list will be notified and we will
also engage in a comprehensive
communications strategy to inform potential
investors of the offering opportunity.
If we receive subscriptions for more than
1,250,000 shares, we will consider the
following factors (in no particular order or
priority) in determining whether and the
extent to which we will utilize the Over-
Subscription Option: the amount of over-
subscription, our immediate cash needs, and
the availability of other sources of
financing.
If the minimum contingency for this offering
is not satisfied or the offering is
otherwise terminated, investor funds will be
promptly refunded in accordance with
Securities Exchange Act Rule 10b-9.
In order to subscribe to purchase the
shares, a prospective investor must complete
a subscription agreement and send payment by
wire transfer or ACH. Investors must answer
certain questions to determine compliance
with the investment limitation set forth in
Regulation A Rule 251(d)(2)(i)(C) under the
Securities Act of 1933, which states that in
offerings such as this one, where the
securities will not be listed on a
registered national securities exchange upon
qualification, the aggregate purchase price
to be paid by the investor for the
securities cannot exceed 10% of the greater
of the investor?s annual income or net
worth. In the case of an investor who is not
a natural person, revenues or net assets for
the investor?s most recently completed
fiscal year are used instead.
The investment limitation does not apply to
accredited investors, as that term is
defined in Regulation D Rule 501 under the
Securities Act of 1933. An individual is an
accredited investor if he/she meets one of
the following criteria:
?	a natural person whose individual net
worth, or joint net worth with the
undersigned?s spouse, excluding the ?net
value? of his or her primary residence, at
the time of this purchase exceeds $1,000,000
and having no reason to believe that net
worth will not remain in excess of
$1,000,000 for the foreseeable future, with
?net value? for such purposes being the fair
value of the residence less any mortgage
indebtedness or other obligation secured by
the residence, but subtracting such
indebtedness or obligation only if it is a
liability already considered in calculating
net worth; or
?	a natural person who has individual
annual income in excess of $200,000 in each
of the two most recent years or joint annual
income with that person?s spouse in excess
of $300,000 in each of those years and who
reasonably expects an income in excess of
those levels in the current year.
An entity other than a natural person is an
accredited investor if it falls within any
one of the following categories:
?	an employee benefit plan within the
meaning of Title I of the Employee
Retirement Income Security Act of 1974, as
amended, (i) if the decision to invest is
made by a plan fiduciary which is either a
bank, savings and loan association,
insurance company, or registered investment
adviser; (ii) if such employee benefit plan
has total assets in excess of $5,000,000; or
(iii) if it is a self-directed plan whose
investment decisions are made solely by
accredited investors;
?	a tax-exempt organization described in
Section 501(c)(3) of the Internal Revenue
Code, a corporation, a Massachusetts or
similar business trust or a partnership,
which was not formed for the specific
purpose of acquiring the securities offered
and which has total assets in excess of
$5,000,000;
?	a trust, with total assets in excess of
$5,000,000, which was not formed for the
specific purpose of acquiring the securities
offered, whose decision to purchase such
securities is directed by a ?sophisticated
person? as described in Rule 506(b)(2)(ii)
under Regulation D; or
?	certain financial institutions such as
banks and savings and loan associations,
registered broker-dealers, insurance
companies, and registered investment
companies.
We have engaged FundAmerica Securities, LLC,
a broker-dealer registered with the
Securities and Exchange Commission and a
member of the Financial Industry Regulatory
Authority (FINRA), to perform the following
administrative functions in connection with
this offering in addition to acting as the
escrow agent:
?	review the subscription agreements to
determine whether all of the necessary
information has been obtained from the
investors, to determine compliance with the
investment limitation requirement, and to
perform anti-money laundering checks;
?	contact us and/or our agents, if
needed, to gather additional information or
clarification from investors;
?	advise us as to permitted investment
limits for investors pursuant to Regulation
A, Tier 2;
?	provide us with prompt notice about
inconsistent, incorrect or otherwise flagged
subscriptions (e.g., for underage investors
or anti-money laundering reasons);
?	serve as registered agent where
required for state blue sky requirements,
but in no circumstance will FundAmerica
solicit a securities transaction, recommend
our securities, or provide investment advice
to any prospective investor; and
?	transmit the subscription information
data to VStock Transfer, LLC, our transfer
agent.
As compensation for the services listed
above, we have agreed to pay FundAmerica
Securities $2.00 per domestic investor for
the anti-money laundering check, bad actor
checks for us and our related parties (up to
10 checks at $30 per check), and a fee equal
to 1.0% of the gross proceeds from the sale
of the shares offered hereby. If we elect to
terminate the offering prior to its
completion, we have agreed to reimburse
FundAmerica Securities for its out-of-pocket
expenses incurred in connection with the
services provided under this engagement
(including costs of counsel and related
expenses) up to an aggregate cap of $10,000.
In addition, we will pay FundAmerica
Securities $225 for escrow account set up
and a monthly administration fee of $25 per
month for so long as the offering is being
conducted, but in no event longer than six
months, up to $15.00 per investor (depending
on whether subscription is by ACH or wire)
for processing incoming funds, and $15.00
per wire for outbound funds to us upon the
closing of this offering. We will also pay
FundAmerica Securities a technology service
fee for the technology services provided by
its affiliate, FundAmerica Technologies,
LLC, of $2.00 for each subscription
agreement executed via electronic signature.
We will cap itemized fees to FundAmerica at
$399,690 for the minimum subscription amount
required to close and up to $953,790 in if
we achieve the maximum offering proceeds
including the full over-subscription amount.
Sensory Performance Technology employees are
assisting with preparing the materials sent
via email to persons who have submitted non-
binding indications of interest and posted
on Sensory Performance Technology websites.
They also work with startengine.com in
developing the programming to be used for
the actual investment process. They do not
have direct telephone, email exchanges or
other contact with persons interested in
purchasing the offered securities, except to
gather additional information or
clarification from persons who have
subscribed to purchase securities on the
startengine.com website.?
?
FINANCIAL STATEMENTS
	BALANCE SHEET
SENSORY PERFORMANCE TECHNOLOGY, INC
	$
Balance Sheet
8/1/2016
Current Period	Prior Period	Increase
(Decrease)
      6/1/2016 to 8/1/2016
	1/1/2016 to 5/31/2016
	6/1/2016 to 8/1/2016
ASSETS
Current Assets:
Cash	$10,000	$10,000	$0
Petty Cash	$0	$0	$0
Accounts  Receivables	$0	$0	$0
Inventory	$202,500	$202,500	$0
Prepaid Expenses	$0	$0	$0
Employee Advances	$0	$0	$0
Temporary  Investments	$0	$0	$0
Total Current Assets	$212,500	$212,500
	$0

Fixed Assets:
Land	$0	$0	$0
Buildings	$0	$0	$0
Furniture and Equipment	$0	$0	$0
Computer Equipment	$1,500	$1,500	$0
Vehicles	$0	$0	$0
Less: Accumulated Depreciation	$0	$0
	$0
Total Fixed Assets	$1,500	$1,500	$0

Other Assets:
Trademarks	$3,000,000	$3,000,000
	$0
Patents	$15,647,200	$15,647,200	$0
Security Deposits	$0	$0	$0
Other Assets	$0	$0	$0
Total Other Assets	$18,647,200
	$18,647,200	$0
			$0
TOTAL ASSETS	$18,861,200	$18,861,200
	$0

LIABILITIES
Current Liabilities:
Accounts Payable	$0	$0	$0
Business Credit Cards	$0	$0	$0
Sales Tax Payable	$0	$0	$0
Payroll Liabilities	$0	$0	$0
Other Liabilities	$0	$0	$0
Current Portion of Long-Term Debt	$0	$0
	$0
Total Current Liabilities	$0	$0	$0

Long-Term  Liabilities:
Notes Payable	$0	$0	$0
Mortgage Payable	$0	$0	$0
Less: Current portion of Long-term debt	$0
	$0	$0
Total Long-Term Liabilities	$0	$0	$0

EQUITY
Capital Stock/Partner's Equity
	$18,861,200	$18,861,200	$0
Opening Retained Earnings	$0	$0	$0
Dividends Paid/Owner's Draw	$0	$0	$0
Net Income (Loss)	$0	$0	$0
Total Equity	$18,861,200	$18,861,200
	$0

TOTAL LIABILITIES & EQUITY	$18,861,200
	$18,861,200	$0

?
PROJECTED BALANCE SHEET

SENSORY PERFORMANCE TECHNOLOGY, INC

Projected Balance Sheet

8/1/2016
	Current Period
6/1/2016 to 8/1/2016	Year 1	Year 2
	Year 3	Year 4	Year 5
ASSETS
Assets:
Cash	$10,000	$23,411,654	$79,561,198
	$205,464,677	$404,165,323
	$606,604,639
Accounts Receivables	$0	$0	$0	$0
	$0	$0
Inventory	$202,500	$0	$0	$0	$0	$0
Prepaid Expenses	$0	$0	$0	$0	$0
	$0
Employee Advances	$0	$0	$0	$0	$0
	$0
Temporary Investments	$0	$0	$0	$0
	$0	$0
Total Assets	$212,500	$23,411,654
	$79,561,198	$205,464,677
	$404,165,323	$606,604,639

Fixed Assets:
Land	$0	$0	$0	$0	$0	$0
Buildings	$0	$0	$0	$0	$0	$0
Equipment	$1,500	$90,000	$120,000
	$926,471	$1,297,059	$1,482,353
Vehicles	$0	$24,000	$98,824	$247,059
	$345,882	$395,294
Less: Accumulated Depreciation	$0	$0
	$0	$0	$0	$0
Total Fixed Assets	$1,500	$114,000
	$218,824	$1,173,529	$1,642,941
	$1,877,647

Other Assets:
Patents & Trademarks	$18,647,200
	$27,695,134	$49,050,666
	$96,216,270	$171,690,245
	$248,827,845
Security Deposits	$0	$0	$0	$0	$0
	$0
Other Assets	$0	$229,434	$779,700
	$2,013,554	$3,960,820
	$5,944,726
Total Other Assets	$18,647,200
	$27,924,568	$49,830,366
	$98,229,824	$175,651,065
	$254,772,571

TOTAL ASSETS	$18,861,200	$51,450,222
	$129,610,388	$304,868,031
	$581,459,329	$863,254,857

LIABILITIES
Liabilities:
Accounts Payable	$0	$0	$0	$0	$0
	$0
Business Credit Cards	$0	$0	$0	$0
	$0	$0
Tax Payable	$0	$9,177,368
	$31,187,990	$80,542,154
	$158,432,807	$237,789,018
Payroll Liabilities	$0	$0	$0	$0	$0
	$0
Other Liabilities	$0	$0	$0	$0	$0
	$0
Current Portion of Long-Term Debt	$0	$0
	$0	$0	$0	$0
Total Liabilities	$0	$9,177,368
	$31,187,990	$80,542,154
	$158,432,807	$237,789,018

Long-Term Liabilities:

Notes Payable	$0	$0	$0	$0	$0	$0
Mortgage Payable	$0	$0	$0	$0	$0
	$0
Less: Current portion of Long-term debt	$0
	$0	$0	$0	$0	$0
Total Long-Term Liabilities	$0	$0	$0
	$0	$0	$0

EQUITY
Capital Stock/Partner's Equity
	$18,861,200	$18,861,200
	$18,861,200	$18,861,200
	$18,861,200	$18,861,200
Opening Retained Earnings	$0
	$22,943,421	$77,969,974
	$201,355,384	$396,082,016
	$594,472,546
Dividends Paid/Owner's Draw	$0	$468,233
	$1,591,224	$4,109,294
	$8,083,306	$12,132,093
Net Income (Loss)	$0	$0	$0	$0	$0
	$0
Total Equity	$18,861,200	$42,272,854
	$98,422,398	$224,325,877
	$423,026,523	$625,465,839

TOTAL LIABILITIES & EQUITY	$18,861,200
	$51,450,222	$129,610,388
	$304,868,031	$581,459,329
	$863,254,857
?
	Income Statement
SENSORY  PERFORMANCE  TECHNOLOGY, INC
Income Statement 8/31/2016



REVENUES	Current Period	Prior Period
      7/1/2016 to 8/31/2016	1/1/2016 to
6/30/2016		Increase (Decrease)
 	7/1/2016 to 8/31/2016
Product/Eclipse Goggles	$0.00	$0.00
	$0.00
Other Revenue	 	$0.00	 	$0.00
	$0.00
TOTAL REVENUES	$0.00	$0.00	$0.00
COST OF GOODS SOLD
Product/Eclipse Goggles

$0.00	$0.00

$0.00
Salaries-Direct	$0.00	$0.00
	$0.00
Payroll Taxes and  Benefits-Direct	$0.00
	$0.00	$0.00
Supplies	$0.00	$0.00	$0.00
Other Direct Costs	 	$0.00
	$0.00	 	$0.00
TOTAL COST OF GOODS  SOLD	$0.00
	$0.00	$0.00
GROSS PROFIT (LOSS)	$0.00	$0.00
	$0.00
OPERATING EXPENSES*
Advertising and Promotion	$0.00
	$0.00		$0.00
Automobile/Transportation	$0.00
	$0.00		$0.00
Bad Debts/Losses and  Thefts	$0.00
	$0.00		$0.00
Bank Service Charges	$0.00
	$0.00		$0.00
Business Licenses and  Permits	$0.00
	$0.00		$0.00
Charitable Contributions	$0.00
	$0.00		$0.00
Computer and Internet	$0.00
	$0.00		$0.00
Continuing Education	$0.00
	$0.00		$0.00
Depreciation-Indirect	$0.00
	$0.00		$0.00
Dues  and Subscriptions	$0.00
	$0.00		$0.00
Insurance	$0.00		$0.00
	$0.00
Meals and Entertainment	$0.00
	$0.00		$0.00
Merchant  Account Fees	$0.00
	$0.00		$0.00
Miscellaneous Expense	$0.00
	$0.00		$0.00
Office Supplies	$0.00		$0.00
	$0.00
Payroll Processing	$0.00		$0.00
	$0.00
Postage and Delivery	$0.00
	$0.00		$0.00
Printing and Reproduction	$0.00
	$0.00		$0.00
Professional Services - Legal,  Accounting
	$0.00		$0.00		$0.00
Occupancy	$0.00		$0.00
	$0.00
Rental Payments	$0.00		$0.00
	$0.00
Salaries-Indirect	$0.00		$0.00
	$0.00
Payroll Taxes and  Benefits-Indirect
	$0.00		$0.00		$0.00
Subcontractor	$0.00		$0.00
	$0.00
Telephone	$0.00		$0.00
	$0.00
Travel	$0.00		$0.00
	$0.00
Utilities	$0.00		$0.00
	$0.00
Website Development	 	$0.00
	$0.00		 	$0.00
TOTAL  OPERATING EXPENSES	$0.00
	$0.00		$0.00
OPERATING  PROFIT (LOSS)	$0.00
	$0.00		$0.00
INTEREST (INCOME), EXPENSE  & TAXES
Interest (Income)

$0.00

$0.00

$0.00
Interest Expense	$0.00		$0.00
	$0.00
Income  Tax Expense	 	$0.00
	$0.00		 	$0.00
TOTAL INTEREST (INCOME), EXPENSE &   TAXES
	$0.00		$0.00		$0.00
NET INCOME  (LOSS)	$0.00		$0.00
	$0.00

*All OPERATING EXPENSES have been paid out-
of-pocket by current    shareholders


SENSORY PERFORMANCE TECHNOLOGY, INC -
Projected Financial Year 1 to Year 5
	Year 1	Year 2	Year 3	Year 4
	Year 5
Revenue*	$   48,927,240	$    195,708,960
	$    489,272,400	$    684,981,360
	$    782,835,840

COGS
Cost of Goods Sold	$   24,096,666	$
	96,386,663	$    240,966,657	$
337,353,320	$    385,546,651

Gross Margin	$   24,830,574	$
	99,322,297	$    248,305,743	$
347,628,040	$    397,289,189
Margin %	49.25%	49.25%	49.25%
	49.25%	49.25%
Fixed Expenses
Salaries

$	1,077,996

$	1,769,755

$	3,117,306

$	3,932,767

$	4,584,921
Professional Fees**	$	2,230,000	$
	6,064,706	$	20,852,941	$
	27,594,118	$	41,176,471
Equipment	$	90,000	$	120,000	$
	926,471	$	1,297,059	$	1,482,353
Insurance & Product Development***	$
	3,460,000	$	6,519,118	$
	23,392,157	$	39,864,706	$
	53,176,471
Travel	$	490,000	$	2,017,647	$
	5,044,118	$	7,061,765	$	8,070,588
Marketing****	$	1,282,000	$
	18,900,000	$	39,000,000	$
	42,600,000	$	55,876,471
SGA	$	392,500	$	2,846,471	$
	8,666,176	$	12,012,647	$
	13,837,647
Leases	$	60,000	$	247,059	$
	617,647	$	864,706	$	988,235
Total Fixed Expenses	$	9,082,496	$
	38,484,755	$    101,616,816	$
135,227,767	$    179,193,156

Pre-Tax EBITDA	$   15,748,078	$
	60,837,542	$    146,688,927	$
212,400,273	$    218,096,033
Margin %	32.19%	31.09%	29.98%
	31.01%	27.86%
Tax	$	6,299,231	$	24,335,017	$
	58,675,571	$	84,960,109	$
	87,238,413

Net Income After Tax	$	9,448,847	$
	36,502,525	$	88,013,356	$
127,440,164	$    130,857,620

Comments
* Wholesale Sales, Online Direct Sales,
Amazon Sales
** Accounting, Legal, Consultant,
Independent Contractors
***Product Liability Insurance, Health
Insurance, FICA & Worker's Comp, Research &
Development, Prototyping, Media Content for
Online Training Academy
****Advertising, Tradeshows, Endorsements,
In-Store Point-of-Purchase Displays